Semiannual Financial Report
(Japanese GAAP)

Document for Being Filed:	Semiannual Financial Report

Administrative Division for Filing to:	Director of Kanto Local Finance Bureau

Filing Date:	December 6, 2002

Semi-annual Financial Report Period for:	April 1, 2002 ~ September 30, 2002

Company Name (in English):	NISSIN CO., LTD.

President:	Kunihiko Sakioka

Location of Matsuyama Head office:	7-6, Chifune-machi 5-chome, Matsuyama city, Ehime, Japan (The address above is the registered head office; the actual principal executive office is the Tokyo head office below.)

Telephone:	81-89-943-2400

Inquiries:	Tadashi Okamoto, General Manager of Accounting Department

Location of Tokyo Head office:	6-1, Nishi-shinjuku 1-Chome, Shinjuku-ku, Tokyo

Telephone:	81-3- 3348-2424

Location where the filing is available for public inspection:	Tokyo Head Office, Nissin Co., Ltd. (6-1, Nishi-shinjuku 1-Chome, Shinjuku-ku, Tokyo)

Osaka Headquarter, Nissin Co., Ltd. (2-27, Shiromi 1-Chome, Chuo-ku, Osaka)

Omiya Branch, Nissin Co., Ltd. (23-1, Kishiki-cho 1-Chome, Saitama city, Saitama)

Chiba Branch, Nissin Co., Ltd. (14-13, Fujimi 1-Chome, Chuo-ku, Chiba city, Chiba)

Yokohama Kannai Branch, Nissin Co., Ltd. (45-1, Sumiyoshi-cho 4-Chome, Naka-ku, Yokohama city, Kanagawa)

Nagoya Branch, Nissin Co., Ltd. (5-31, Nishiki 3-Chome, Naka-ku, Nagoya City, Aichi)

Kobe Branch, Nissin Co., Ltd. (1-12, Gokodori 6-Chome Chuo-ku, Kobe City, Hyogo)

Tokyo Stock Exchange, Inc. (2-1, Nihonbashi Kabutocho, Chuo-ku, Tokyo)

Osaka Securities Exchange, Co., Ltd. (6-10, Kitahama 1-chome, Chuo-ku, Osaka)

Semiannual Financial Report

FIRST SECTION: CORPORATE INFORMATION

ITEM 1. OVERVIEW OF CORPORATION

         1.     Financial Data Summary

Note: All amounts in these financial statements are rounded down to the nearest unit.

	As of / For the Six Months Ended			As of / For the Year Ended
	September 30,			March 31,

	2000	2001	2002	2001	2002

		(in millions, except percentages and per share data)
(1) Consolidated operating data:

Operating revenues	¥15,705	¥17,439	¥21,517	¥32,106	¥36,515

Ordinary income	4,055	3,837	4,850	9,090	9,256

Net income	2,339	1,942	2,519	5,153	4,817

Net assets	36,570	40,953	43,907	38,981	43,191

Total assets	146,435	167,065	191,776	161,489	177,834

Shareholders’ equity per share (Yen)	3,389.74	1,236.60	678.52	3,573.25	1,310.62

Net income per share (Yen):

Basic	216.95	59.19	38.86	477.54	146.13

Diluted	216.67	59.15	—	477.52	146.12

Ratio of shareholders’ equity to total assets (%)	25.0	24.5	22.9	24.1	24.3

Net cash used in operating activities	(3,617)	(10,803)	(9,408)	(9,191)	(20,396)

Net cash (used in) provided by investing activities	139	(889)	(793)	95	287

Net cash provided by financing activities	5,347	4,096	10,649	17,788	11,384

Cash and cash equivalents at end of period	19,018	18,245	17,564	25,841	17,116

Number of employees	788	904	881	695	859

Average number of temporary staff	71	67	74	69	77

(2) Non-consolidated operating data:

Operating revenues	15,675	17,401	20,263	32,027	36,401

Ordinary income	4,173	4,001	4,450	9,217	9,431

Net income	2,408	2,062	2,387	5,230	4,978

Common stock	5,929	6,571	6,610	6,167	6,610

Issued shares (000’s)	10,789	33,118	66,312	10,909	33,156

Net assets	36,641	41,151	44,013	39,059	43,430

Total assets	146,454	167,158	189,539	161,484	177,697

Shareholders’ equity per share (Yen)	3,396.17	1,242.58	680.16	3,580.35	1,317.86

Net income per share (Yen):

Basic	223.28	62.87	36.82	484.67	151.02

Diluted	223.00	62.83	—	484.65	151.01

Dividends for corresponding period	35.00	12.50	6.50	70.00	25.00

Ratio of shareholders’ equity to total assets (%)	25.0	24.6	23.2	24.2	24.4

Number of employees	783	895	844	690	816

Average number of temporary staff	71	67	74	69	76

Notes:	(1)	Consumption taxes are excluded from operating revenues.

	(2)	On May 21, 2001, Nissin Co., Ltd. completed a three-for-one stock split. On May 21, 2002, Nissin Co., Ltd. completed a two-for-one stock split.

		In addition, the earnings per share data are calculated as if each of the splits occurred at the beginning of the relevant period.

Semiannual Financial Report

(3)	Since the previous semiannual non-consolidated financial statements as of and for the six months ended September 30, 2001, treasury stock has been stated as a deduction from shareholders’ equity. Per share data, except dividends, are calculated based on outstanding shares.

(4)	Diluted earnings per share for the six months ended September 30, 2002 are not presented because stock options, warrants and convertible bonds do not have a diluted effect.

(5)	The number of employees represents the number of full-time employees working for Nissin Co., Ltd. and its consolidated subsidiaries.

(6)	Accounting Standard of Board Statement (“ASB Statement”) No. 2, Accounting Standard Concerning Earnings Per Share, and Accounting Standard of Board Guidance (“ASB Guidance”) No. 4, Accounting Guidance Concerning Earnings Per Share, issued by Accounting Standard Board of Japan (“ASBJ”) on September 25, 2002, were adopted as of the current semiannual period.

In addition, per share data are adjusted retroactively as follow:

	As of / For the Six Months Ended September 30,			As of / For the Year Ended March 30,

Per share data	2000	2001	2002	2001	2002

			(in Yen)
Consolidated:

Shareholders’ equity per share	¥564.96	¥618.30	¥678.52	¥594.61	¥654.58

Net income per share:

Basic	36.16	29.59	38.86	78.65	72.34

Diluted	36.11	29.58	—	78.64	72.33

Non-consolidated:

Shareholders’ equity per share	566.01	621.29	680.16	595.80	662.24

Net income per share:

Basic	37.21	31.43	36.82	79.84	74.78

Diluted	37.17	31.42	—	79.84	74.78

Dividends	5.83	6.25	6.50	11.67	12.50

         2.     Principal Business

The principal business segments of Nissin Co., Ltd. (“NISSIN”) and together with its subsidiaries (collectively the “Company”) have not significantly changed in the current accounting semiannual period.

The principal business of the newly acquired affiliate is as follows:

         Support services for business owners

BB Net Corp., which distributes raw materials used in business, is accounted for under the equity method. The date of acquisition was May 27, 2002.

         3.     New Affiliate

The following company newly became an affiliate under the equity method:

		Common Stock		Interest Owned	Inter-company
Company Name	Location	(in millions)	Mainly Business	(%)	Transaction

BB Net Corp.	Kita-ku, Osaka	¥767	Support services for business owners	20.6	—

Notes:	(1)	The affiliate is a company required to file statutory reports.

	(2)	One of NISSIN’s directors was elected as the affiliate’s director and the other one of NISSIN’s directors was elected as the affiliate’s statutory.

Semiannual Financial Report

auditor at the affiliate’s annual shareholders meeting on October 29, 2002.

         4.     Employees

(1)	Employees of the Company

	Integrated		Support Services		Integrated Bridal
Business Segments	Financial Services		for Business Owners	Servicer	Services	Other	Total

Number of Employees	845	(74)	21 (-)	10 (-)	5 (-)	—(-)	881	(74)

Notes:	(1)	The number of employees represents the number of full-time employees.

	(2)	The number presented in parentheses is the average number of temporary staff.

(2)	Employees of NISSIN

Number of Employees	844 (74)

Notes:	(1)	Number of employees represents full-time employees.

	(2)	The number presented in parentheses is the average number of temporary staff.

(3)	Labor Union

None of the Company’s employees are members of a labor union. The relations between management and labor are excellent.

Semiannual Financial Report

ITEM 2. OVERVIEW OF BUSINESS

         1.     Summary of Operating Results

(1)	Business Performance

In the midst of the growing distrust of corporate accounting practices in the United States and concern about the worldwide fall in stock prices leading to growing uncertainty over the future of the world economy, production has registered a moderate resurgence in some sectors of the Japanese industry due to increased exports to Asia during the current semiannual consolidated accounting period. However, since no progress has been made in the country’s measures to cope with bad loan problems or economic reconstruction measures, corporate performance, employment and income have not rebounded strongly and the full unemployment rate has remained at a high level. As a result of a low consumer sentiment, consumer spending has remained stagnant and the deflationary trend has been protracted. Facing a jittery financial system, small and medium enterprises, which prop up the economy, have been poorly funded and consequently have faced considerable difficulties in performing business activities steadily. The business survey indexes for smaller businesses have continued to deteriorate. In the household segment, as a growing number of business enterprises have resorted to wage cuts and employment adjustments in desperate moves to weather the prolonged economic slump, the burdens of various loans, including housing loans, have weighed heavily on consumers’ household finances. Problems such as over-borrowing, multiple consumer loans and personal bankruptcies have become serious.

With respect to developments in our industry, while major specialized financial firms, banks and foreign capital-affiliated companies have been adding to the competition in the consumer loan market over the past several years, companies with extensive customer bases in other industries have developed a strong interest in financial businesses, and an increasing number of manufacturers, transport firms and various companies have aggressively entered the consumer loan market. Moreover, a growing number of manufacturing and leasing firms have started to offer small business owner loans in the business financing market. Competition for customers has become intense both in the consumer and small business owner loan markets. The total number of loan applications in the consumer and small business owner loan markets has decreased, whereas the number of personal bankruptcies and corporate failures has increased, creating serious concern among members of this industry about declines in business performance.

Under these circumstances, the Company has improved its sale capabilities for Small Business Owner loans as well as for Wide loans has expanded its marketing channels by pursuing alliances and has begun to offer new services for businesses. Furthermore, by developing our support business and credit management and servicing business, we have stepped up our efforts to provide the Company’s total financial solutions.

Meanwhile, we have adopted global accounting standards throughout our group and in August 2002, listed our stock on the New York Stock Exchange in a move to strengthen our corporate governance, enhance our reliability and create a more solid and flexible corporate structure.

As a result of these efforts, a review of our business performance during the current semiannual consolidated accounting period shows that although the number of consumer loan accounts decreased slightly to 119,620 accounts, down 2.9% from the corresponding period of the previous year, the number of Small business owner loan accounts, including those of Business Timely loans, came to 34,087 accounts, up 36.0% from the corresponding period of the previous year, and the number of Wide loan accounts reached 33,415 accounts, up 13.6% from the corresponding period of the previous year chiefly due to a considerable increase in the number of Small Business Owner loan accounts, the balance of loans outstanding posted an increase of 18.9% from the corresponding period of the previous year to reach ¥166,695 million.

With respect to consolidated operating revenues, because of an increase in our outstanding loan balance and the impact of the new

Semiannual Financial Report

business operations of our subsidiaries, Future Create Inc. and Nissin Servicer Co., Ltd., consolidated operating revenues recorded a 23.4% increase from the corresponding period of the previous year to attain ¥21,517 million. With respect to operating expenses, meanwhile, as the balance of loans outstanding grew, the total amount of borrowings increased by 15.6% from the corresponding period of the previous year. However, in addition to benefiting from the Japanese financial markets with continuing low interest rates, we improved our trading conditions and diversified our financing methods, such as through the issuance of commercial paper. As a consequence, financial costs came to ¥1,853 million, up 0.7% from the corresponding period of the previous year. As we discontinued general advertisements to prospective customers and relied more on referrals from our alliances partners, to which we paid success fees, advertising expenses decreased by ¥852 million to ¥285 million. However, because expenses for listing our stock on the New York Stock Exchange amounted to ¥379 million and costs related to loan losses amounted to ¥6,803 million, other operating expenses showed an increase of 29.2% to reach ¥14,747 million. Consequently, total operating expenses came to ¥16,600 million, up 25.2% from the corresponding period of the previous year, and the consolidated operating income increased to ¥4,916 million, up 17.5% from the corresponding period of the previous year.

With respect to other income and expenses, total other income recorded a 35.4% increase from the corresponding period of the previous year to reach ¥33 million and, because equity loss on affiliates amounted to ¥45 million and stock issuance costs increased to ¥24 million, total other expenses amounted to ¥100 million, down 73.0% from the corresponding period of the previous year. As a result, consolidated ordinary income posted an increase of 26.4% from the corresponding period of the previous year to reach ¥4,850 million.

With respect to special income and expenses, as gain on sale of investment securities amounted to ¥106 million, total special income recorded an increase of 557.5% from the corresponding period of the previous year to reach ¥120 million, whereas total special expenses posted a 14.7% increase from the corresponding period of the previous year to attain ¥452 million mainly because losses on sale of investment securities came to ¥45 million and impairment loss on investment securities amounted to ¥295 million.

Taken together, consolidated semi-annual net income recorded a 29.7% increase from the corresponding period of the previous year to reach ¥2,519 million.

An analysis of business performance by segment is as follows:

1)	Integrated financial services
In an effort to expand and streamline our sales network, we opened a Kurume branch office in April 2002. At the same time, in order to enhance the productivity of Web cashing services and strengthen sales activities toward our existing customers, the eastern and western Web cashing centers were closed and, instead, each of our loan offices started decentralized customer management services.

On November 1, 2002, Webcashing.com Co., Ltd., previously our wholly owned subsidiary, became a wholly owned subsidiary of i-cf, Inc. through a share exchange. We acquired 2,476 shares, or 17.7%, of the common stock of i-cf, Inc. By reinforcing a business alliance with i-cf, Inc., including its largest shareholder, Tsubasa System Co., Ltd., we are poised to further improve the convenience of Webcashing services and offer new financing-related e-business services.

At the same time, the area of business owner support services, we have initiated:

i.	a customer agency business alliance with Inter Co., Ltd., a business lending firm;

ii.	a joint venture business loan service through a business alliance with Sanyo Electric Credit Co., Ltd., a leasing firm; and

iii.	a customer-winning business tie-up with BB Net Corp., our equity method affiliate providing integrated business support services, including the provision of raw materials.

Also on November 1, 2002, we started a Small Business Owner loan service at Shinsei Business Finance Co., Ltd., a joint

Semiannual Financial Report

venture company financed by NISSIN and Shinsei Bank, Limited. By so doing, we have stepped up our loan services as our core business division while putting emphasis on business owner support services.

Regarding the Wide loan-marketing channel, as Citi Group bought the claims of Marufuku Co., Ltd., we terminated a customer agency business tie-up with the company. In July 2002, we entered into a new tie-up for customer agency business with Wide Co., Ltd.

2)	Support services for business owners
Future Create Inc. is a company in which we acquired a 51.2% stake in December 2001, making it our subsidiary, in order to offer new total financial solutions to businesses while maintaining general financial services. The last day of the previous consolidated accounting year was deemed as the day on which we acquired this company. Future Create Inc.’s business results were reflected in our consolidated business performance starting in the current accounting period. Thanks to the expansion of guaranteed affiliated leasing services, its main business line, Future Create Inc. earned ¥618 million in operating revenue.

3)	Servicing business
Nissin Servicer Co., Ltd., which was founded in July 2001 in order to make the most of our credit management know-how and secure a new source of revenue, has begun its business operations, by buying distress loans amounting to ¥1,377 million. Nissin Service Co., Ltd. generated ¥590 million in operating revenue.

(2)	Cash Flows

At the end of the current semiannual consolidated accounting period, cash and cash equivalents increased by ¥448 million from the end of the previous consolidated accounting year to reach ¥17,564 million. This increase is attributable to diversification of our fund-raising methods, which included the issuance of commercial paper, even though the active expansion of our business operations necessitated an increase in loans receivable.

<Cash Flows from Operating Activities>

For the current semiannual consolidated accounting period, net cash used in operating activities reached ¥9,408 million, which declined from ¥10,803 million for the corresponding period of the previous year. This decrease is mainly attributable to an increase in semi-annual net income before taxes and other adjustments to ¥4,518 million, to an increase of ¥1,057 million from the corresponding period of the previous year, and to the net increase of loans receivable to ¥17,904 million, up ¥1,133 million over the corresponding period of the previous year.

<Cash Flows from Investing Activities>

For the current semiannual consolidated accounting period, net cash used in investing activities amounted to ¥793 million, which declined from ¥ 889 million for the corresponding period of the previous year. This increase is attributable chiefly to the acquisition of tangible fixed assets by Future Create Inc.

<Cash Flows from Financing Activities>

For the current semiannual consolidated accounting period, net cash provided by financing activities amounted to ¥10,649 million, a ¥4,096 million increase from the corresponding period of the previous year. This increase is primarily attributable to the net increase of ¥21,620 million in long-term borrowings, the net increase of ¥3,500 million through the issuance of commercial paper, the decrease of ¥13,000 million as a result of bond redemption, and the decrease of ¥1,227 million resulting from the acquisition of NISSIN’s common stock shares.

Semiannual Financial Report

         2.     Operating Results

(1)	Operating Results of the Company

The following table provides operating revenue derived from each major business segment:

	Six Months Ended September 30,				Year Ended March 31,

	2001		2002		2002

	Amounts	Percentages	Amounts	Percentages	Amounts	Percentages

	(in millions, except percentage)
Integrated financial services	¥17,397	99.7%	¥20,259	94.1%	¥36,393	99.7%

Interest income from loans receivable	16,379	93.9	19,114	88.8	34,343	94.1

Other financial income	2	0.0	0	0.0	4	0.0

Other operating income	1,015	5.8	1,144	5.3	2,045	5.6

Support services for business owners	—	—	618	2.9	—	—

Other operating income	—	—	618	2.9	—	—

Servicing business	—	—	590	2.8	33	0.1

Other operating income	—	—	590	2.8	33	0.1

Integrated bridal service	42	0.3	49	0.2	88	0.2

Other operating income	42	0.3	49	0.2	88	0.2

Total	¥17,439	100.0%	¥21,517	100.0%	¥36,515	100.0%

Note: Consumption taxes are excluded from the amounts presented above.

(2)	Operating Results of NISSIN

A.	Disclosure under the regulation for special finance companies

(1)	Loans receivable by category

         2001:

	September 30, 2001

	Accounts	Percentages	Amounts	Percentages	Average Interest Rates

	(in millions, except accounts, percentages and interest rates)
Consumers

Unsecured loans (except housing loans)	152,636	85.7%	¥95,354	68.0%	26.46%

Secured loans (except housing loans)	280	0.1	961	0.7	20.36

Housing loans	—	—	—	—	—

Sub-total	152,916	85.8	96,315	68.7	26.40

Business owners

Unsecured loans	25,062	14.1	43,394	30.9	25.88

Secured loans	119	0.1	514	0.4	20.36

Notes receivable	28	0.0	23	0.0	20.34

Sub-total	25,209	14.2	43,932	31.3	25.81

Total	178,125	100.0%	¥140,247	100.0%	26.21%

Semiannual Financial Report

         2002:

	September 30, 2002

	Accounts	Percentages	Amounts	Percentages	Average Interest Rates

	(in millions, except accounts, percentages and interest rates)
Consumers

Unsecured loans (except housing loans)	153,035	81.7%	¥103,980	62.4%	25.85%

Secured loans (except housing loans)	225	0.1	713	0.4	20.33

Housing loans	—	—	—	—	—

Sub-total	153,260	81.8	104,694	62.8	25.81

Business owners

Unsecured loans	34,087	18.2	61,626	37.0	25.38

Secured loans	90	0.0	365	0.2	20.49

Notes receivable	22	0.0	10	0.0	21.89

Sub-total	34,199	18.2	62,001	37.2	25.35

Total	187,459	100.0%	¥166,695	100.0%	25.64%

Notes:	(1)	The amount of unsecured loans for consumers is the sum of the amounts of Consumer loans and Wide loans. The amount of unsecured loans for business owners is the sum of the amounts of Small business owner loans and Business Timely loans.

	(2)	The amounts at the end of each period are the sum of the amounts of loans receivable and notes receivable.

         (2)  Loans receivable by pledged assets

	September 30,

	2001				2002

Pledged assets	Accounts	Percentages	Amounts	Percentages	Accounts	Percentages	Amounts	Percentages

			(in millions, except accounts and percentages)
Investment securities	11	0.0%	¥9	0.0%	8	0.0%	¥13	0.0%

Included equity stock	4	0.0	3	0.0	3	0.0	10	0.0

Receivable	—	—	—	—	—	—	—	—

Included bank deposits	—	—	—	—	—	—	—	—

Products	—	—	—	—	—	—	—	—

Real estates	388	0.2	1,466	1.1	307	0.2	1,064	0.7

Foundation	—	—	—	—	—	—	—	—

Other	—	—	—	—	—	—	—	—

Sub-total	399	0.2	1,475	1.1	315	0.2	1,078	0.7

Guarantee	44,261	24.9	81,089	57.8	53,092	28.3	103,068	61.8

Unsecured	133,437	74.9	57,659	41.1	134,030	71.5	62,538	37.5

Notes receivable	28	0.0	23	0.0	22	0.0	10	0.0

Sub-total	177,726	99.8	138,772	98.9	187,144	99.8	165,617	99.3

Total	178,125	100.0%	¥140,247	100.0%	187,459	100.0%	¥166,695	100.0%

Note: The amounts at the end of each period are the sum of the amounts of loans receivable and notes receivable.

Semiannual Financial Report

         (3)  Loans receivable by loan term

	September 30,

	2001				2002

Loan term	Accounts	Percentages	Amounts	Percentage	Accounts	Percentages	Amounts	Percentages

	(in millions, except accounts and percentages)
Revolving loans	133,437	74.9%	¥57,659	41.1%	134,030	71.5%	¥62,538	37.5%

One day to one year	46	0.1	105	0.1	41	0.0	44	0.0

Over one year to 5 years	43,865	24.6	80,036	57.1	52,410	28.0	101,849	61.1

Over 5 years to 10 years	748	0.4	2,259	1.6	954	0.5	2,147	1.3

Over 10 years to 15 years	28	0.0	176	0.1	24	0.0	115	0.1

Over 15 years to 20 years	1	0.0	10	0.0	—	—	—	—

Over 20 years to 25 years	—	—	—	—	—	—	—	—

Over 25 years	—	—	—	—	—	—	—	—

Total	178,125	100.0%	¥140,247	100.0%	187,459	100.0%	¥166,695	100.0%

Average contractual life				42 months				42 months

Notes:	(1)	The average contract period per account of revolving loans is deemed to be three years (three years automatic renewal).

	(2)	The amounts at the end of each period are the sum of the amounts of loans receivable and notes receivable.

         (4)  Loans receivable by industries in which our customers work

	September 30,

	2001				2002

Type of industry	Accounts	Percentages	Amounts	Percentages	Accounts	Percentages	Amounts	Percentages

	(in millions, except accounts and percentages)
Manufacturing	1,279	0.7%	¥2,239	1.6%	1,739	0.9%	¥3,227	1.9%

Construction	2,747	1.5	5,221	3.7	3,902	2.1	7,796	4.7

Public utility	—	—	—	—	—	—	—	—

Transportation / communication	743	0.4	1,420	1.0	975	0.5	2,002	1.2

Wholesale / retail / restaurants	14,107	7.9	22,963	16.4	19,820	10.6	34,542	20.7

Insurance / finance	126	0.1	248	0.2	185	0.1	382	0.2

Real estate	267	0.1	498	0.3	337	0.2	651	0.4

Service	3,866	2.2	6,835	4.9	5,935	3.1	10,949	6.6

Individuals	152,916	85.9	96,315	68.7	153,260	81.8	104,694	62.8

Other	2,074	1.2	4,503	3.2	1,306	0.7	2,450	1.5

Total	178,125	100.0%	¥140,247	100.0%	187,459	100.0%	¥166,695	100.0%

Note: The amounts at the end of each period are the sum of the amounts of loans receivable and notes receivable.

Semiannual Financial Report

         (5)  Breakdown of borrowings

	September 30,

	2001		2002

		Average Interest		Average Interest
	Amounts	Rate	Amounts	Rate

		(in millions, except percentages)
Borrowings from financial institutions	¥72,584	2.92%	¥101,114	2.67%

Other	49,500	2.76	40,000	2.61

Bonds/commercial paper	49,500	2.76	40,000	2.61

Total	122,084	2.86	141,114	2.65

NISSIN’s capital	49,441	—	55,265	—

Common stock	6,571	—	6,610	—

Notes:	(1)	NISSIN’s capital is the sum of the amount of net assets and allowance less the amount of dividends and the bonuses of directors and statutory auditors

	(2)	The average interest rate is the weighted-average interest rate of borrowings during the period.

         B.     Overview of operations

         (1)  Number of branches, automatic teller machines (“ATMs”) and cash dispensers (“CDs”)

	September 30,

Category	2001	2002

Manned branch and loan offices	75	72

ATMs and CDs	1,184	1,115

Self-owned	19	14

Alliances	1,165	1,101

Note: NISSIN had alliance agreements with 5 banks to use their ATMs and CDs at September 30, 2001 and September 30, 2002.

Semiannual Financial Report

         (2)  Operating revenues

                  (a) Operating revenue by operating category

	Six Months Ended September 30,

	2001		2002

Categories	Amounts	Percentages	Amounts	Percentages

	(in millions, except percentages)

Interest income from loans receivable	¥16,379	94.1%	¥19,114	94.3%

Consumer loans	5,986	34.4	6,053	29.9

Wide loans	5,641	32.4	6,331	31.2

Small business owner loans	3,301	19.0	4,382	21.6

Business Timely loans	1,295	7.4	2,233	11.0

Secured loans	150	0.9	111	0.6

Notes receivable	3	0.0	1	0.0

Other financial income	2	0.0	0	0.0

Interest income from deposits	2	0.0	0	0.0

Interest income from securities	0	0.0	—	—

Other operating income	1,019	5.9	1,148	5.7

Initial origination fee income	397	2.3	571	2.8

Income from recovery of loan losses	582	3.4	533	2.6

Other	39	0.2	43	0.3

Total	¥17,401	100.0%	¥20,263	100.0%

Note: Consumption taxes are excluded from the amount of operating revenue presented above.

           (b) Interest income from loans receivable by region

	Six Months Ended September 30,

	2001		2002

Regions	Amounts	Percentages	Amounts	Percentages

	(in millions, except percentages)

Hokkaido	¥441	2.7%	¥547	2.9%

Tohoku	870	5.3	1,042	5.4

Kanto	5,101	31.1	6,561	34.3

Chubu	1,555	9.5	1,813	9.5

Kinki	2,623	16.0	3,171	16.6

Chugoku	1,377	8.4	1,426	7.5

Shikoku	1,994	12.2	1,960	10.3

Kyushu	2,415	14.8	2,589	13.5

Total	¥16,379	100.0%	¥19,114	100.0%

Notes:	(1) Consumption taxes are excluded from the amounts of operating revenue presented above.

(2) “Regions” are categorized by location of the branch or loan office. The prefectures included in each region are as follows:

Hokkaido:	Hokkaido

Tohoku:	Aomori, Iwate, Miyagi, Fukushima

Kanto:	Ibaraki, Tochigi, Gunma, Saitama, Chiba, Tokyo, Kanagawa

Chubu:	Niigata, Ishikawa, Nagano, Gifu, Shizuoka, Aichi

Kinki:	Mie, Kyoto, Osaka, Hyogo, Nara, Wakayama

Semiannual Financial Report

Chugoku:	Shimane, Okayama, Hiroshima, Yamaguchi

Shikoku:	Tokushima, Kagawa, Ehime, Kochi

Kyushu:	Fukuoka, Nagasaki, Kumamoto, Oita, Miyazaki, Kagoshima, Okinawa

         (3)  Originated loan amounts by product

	Six Months Ended September 30,

	2001		2002

Loan products	Amounts	Percentages	Amounts	Percentages

		(in millions, except percentages)

Consumer loans	¥16,949	34.9%	¥13,665	24.7%

Wide loans	13,682	28.2	17,142	31.0

Small business owner loans	9,590	19.7	16,951	30.6

Business Timely loans	8,069	16.6	7,466	13.5

Secured loans	222	0.5	133	0.2

Notes receivable	55	0.1	18	0.0

Total	¥48,569	100.0%	¥55,377	100.0%

         (4)  Loans outstanding

                  (a) Loans receivable by product

	September 30,

	2001				2002

Loan products	Accounts	Percentages	Amounts	Percentages	Accounts	Percentages	Amounts	Percentages

	(in millions, except accounts and percentages)

Consumer loans	123,231	69.2%	¥45,275	32.3%	119,620	63.8%	¥45,224	27.1%

Wide loans	29,405	16.5	50,078	35.7	33,415	17.8	58,755	35.3

Small business owner loans	14,856	8.4	31,010	22.1	19,677	10.5	44,312	26.6

Business Timely loans	10,206	5.7	12,384	8.8	14,410	7.7	17,313	10.4

Secured loans	399	0.2	1,475	1.1	315	0.2	1,078	0.6

Notes receivable	28	0.0	23	0.0	22	0.0	10	0.0

Total	178,125	100.0%	¥140,247	100.0%	187,459	100.0%	¥166,695	100.0%

Semiannual Financial Report

         (b)  Loans receivable by loan balance

	September 30,

	2001				2002

Loan balance	Accounts	Percentages	Amounts	Percentages	Accounts	Percentages	Amounts	Percentages

				(in millions, except accounts and percentages)

To ¥500,000	120,313	67.5%	¥39,647	28.3%	115,216	61.5%	¥37,771	22.6%

¥500,001 ~ ¥1,000,000	19,055	10.7	16,243	11.6	23,720	12.6	20,471	12.3

¥1,000,001 ~ ¥3,000,000	35,785	20.1	72,432	51.7	43,495	23.2	88,376	53.0

¥3,000,001 ~ ¥5,000,000	2,851	1.6	10,995	7.8	4,910	2.6	19,272	11.6

¥5,000,001 ~ ¥10,000,000	112	0.1	724	0.5	113	0.1	715	0.4

Over ¥10,000,000	9	0.0	203	0.1	5	0.0	88	0.1

Total	178,125	100.0%	¥140,247	100.0%	187,459	100.0%	¥166,695	100.0%

Average balance of loans outstanding per account (in thousands)			¥787				¥889

Note: The amounts at the end of each period are the sum of the amounts of loans receivable and notes receivable.

           (c) Loans receivable by interest rate

	September 30,

	2001				2002

Interest rates	Accounts	Percentages	Amounts	Percentages	Accounts	Percentages	Amounts	Percentages

			(in millions, except accounts and percentages)

Less than 20%	559	0.3%	¥670	0.5%	567	0.3%	¥457	0.3%

20% or more but less than 25%	16,424	9.2	39,537	28.2	34,382	18.3	81,520	48.9

From 25% to 29.2%	161,142	90.5	100,040	71.3	152,510	81.4	84,717	50.8

Total	178,125	100.0%	¥140,247	100.0%	187,459	100.0%	¥166,695	100.0%

Average contractual interest rate				26.21%				25.64%

Note:	(1) The amounts at the end of each period are the sum of the amounts of loans receivable and notes receivable.

(2) The average contractual interest rate is the weighted-average interested rate at the end of period.

Semiannual Financial Report

                  (d) Loans receivable by region

	Six Months Ended September 30,

	2001				2002

Regions	Accounts	Percentages	Amount	Percentages	Accounts	Percentages	Amount	Percentages

				(in millions, except accounts and percentages )

Hokkaido	4,952	2.8%	¥3,883	2.8%	5,617	3.0%	¥4,746	2.8%

Tohoku	8,961	5.0	7,257	5.2	10,286	5.5	8,815	5.3

Kanto	52,477	29.5	45,324	32.3	59,979	32.0	59,320	35.6

Chubu	16,032	9.0	12,948	9.2	17,857	9.5	15,181	9.1

Kinki	31,320	17.6	23,354	16.6	31,132	16.6	27,725	16.6

Chugoku	14,143	7.9	11,201	8.0	13,289	7.1	11,597	7.0

Shikoku	27,732	15.6	16,272	11.6	26,723	14.3	18,132	10.9

Kyushu	22,508	12.6	20,003	14.3	22,576	12.0	21,176	12.7

Total	178,125	100.0%	¥140,247	100.0%	187,459	100.0%	¥166,695	100.0%

Notes:	(1) The definitions of regions are indicated to those under 2 (2) (b).

(2) The amounts at the end of each period are the sum of the amounts of loans receivable and notes receivable.

                  (e) Amount of loans outstanding by customers’ gender and age

	September 30,

	2001				2002

Gender / Age	Accounts	Percentages	Amounts	Percentages	Accounts	Percentages	Amounts	Percentages

	(in millions, except accounts and percentages )

Male
20~29 years old	16,549	9.3%	¥11,258	8.0%	17,484	9.3%	¥13,408	8.0%

30~39 years old	25,102	14.1	21,433	15.3	27,513	14.7	25,743	15.5

40~49 years old	20,223	11.3	18,337	13.1	21,699	11.6	22,551	13.5

50~59 years old	17,285	9.7	16,427	11.7	19,230	10.3	20,837	12.5

60 years old or over	9,191	5.2	7,230	5.2	10,903	5.8	9,541	5.7

Sub-total	88,350	49.6	74,685	53.3	96,829	51.7	92,083	55.2

Female

20~29 years old	13,426	7.5	7,837	5.6	12,618	6.7	7,854	4.7

30~39 years old	23,061	13.0	15,078	10.7	22,419	12.0	16,198	9.7

40~49 years old	22,485	12.6	17,549	12.5	22,006	11.7	19,390	11.6

50~59 years old	20,848	11.7	18,115	12.9	21,877	11.7	21,893	13.2

60 years old or over	9,955	5.6	6,981	5.0	11,710	6.2	9,274	5.6

Sub-total	89,775	50.4	65,562	46.7	90,630	48.3	74,612	44.8

Total	178,125	100.0%	¥140,247	100.0%	187,459	100.0%	¥166,695	100.0%

Notes:	(1) If the customer is a corporation, the gender and age are the gender and age of its representative director.

(2) The amounts at the end of each period are the sum of the amounts of loans receivable and notes receivable.

Semiannual Financial Report

                  (f) Loans receivable per office and per employee

	September 30,

	2001		2002

	Accounts	Amounts	Accounts	Amounts

		(in millions, except accounts)

Loans receivable per office	2,375	¥1,869	2,604	¥2,315

Loans receivable per employee	238	187	283	251

Notes:	(1)	Loans outstanding per office is calculated based on the number of offices at the end of each period. The number of offices at September 30, 2001 and September 30, 2002 were 75 and 72, respectively.
	(2)	Loans outstanding per employee is calculated based on the number of sales persons at period end. The number of sales persons at September 30, 2001 and September 30, 2002 were 747 and 662, respectively.

         3.     Outstanding Issues

There was no significant change in outstanding financial and business issues during the six months ended September 30, 2002. No significant new financial and business issues arose during the six months ended September 30, 2002.

         4.     Significant Contracts

None

         5.     Research and Development

None

Semiannual Financial Report

ITEM 3. OVERVIEW OF EQUIPMENT AND FACILITIES

         1.     Major Equipment and Facilities

There were no significant changes in the Company’s major equipment and facilities during the six months ended September 30, 2002.

         2.     Plans on Acquisitions and Disposals of Equipment and Facilities

(1) Acquisitions of Major Equipment and Facilities

The following significant facilities were acquired during the six months ended September 30, 2002:

		Expenditure
Company's Name	Description	(in millions)	Date of Completion

Nissin Co., Ltd.	Opening of Osaka Headquarter	¥36	April 2002

Nissin Co., Ltd.	Opening 2 new offices (Integrated financial services)	13	April 2002

Nissin Co., Ltd.	Relocating 3 offices(Integrated financial services)	25	April 2002

Notes:	(1)	The amount of expenditure includes office security deposits.
	(2)	Consumption taxes are excluded from the expenditure amounts presented above.

In addition, the new investment plan for the acquisition of facilities for the six months ending March 31, 2003 was as follows:

Investment Plan (in millions)

Company's			Total	Amount	Amount		Expected Date
Name	Description	Purpose	Amount	Paid	Due to Pay	Date Started	of Completion

	Opening 2 new	To cultivate skills
Future	directly-managed	and abilities in store	¥ 100	¥ 32	¥ 67	August 2002	November 2002
Create Inc.	outlets (Support	management
services for business owners)

Notes:	(1)	The Company’s own funds will be used for the future payments.
	(2)	Expenditure amounts includes office security deposits.
	(3)	The growth in the above facilities has a negligible impact on financial position or financial result.
	(4)	Consumption taxes are excluded from the expenditure amounts presented above.

(2) Disposals of Major Equipment and Facilities

The following major equipment was disposed of during the six months ended September 30, 2002:

Carrying Value
Company Name	Description	(in millions)	Date of Completion

Nissin Co., Ltd.	Disposal of 3 ATM corners (Integrated financial services)	¥ 9	September 2002

In addition, there are no plans on disposals of equipment during the six months ending March 31, 2003.

Semiannual Financial Report

ITEM 4. OVERVIEW OF NISSIN

         1.     Information on Capital Stock

(1) The Total Number of Shares

(i) Total number of authorized shares

Number of Shares
Description	(shares)

Authorized Common Stock shares	240,000,000

Total number of authorized shares	240,000,000

Note:	Upon approval at the annual shareholders’ meeting on June 22, 2002, the number of authorized shares was changed to 240,000,000. However, the number will be decreased by the amount of stock retired.

(ii) Issued Common Stock

		December 6, 2002
	September 30, 2002	(submission date)
Description	(shares)	(shares)	Stock Exchange	Memo

			Tokyo Stock Exchange	All common stock shares are standard

Issued common stock	66,312,028	66,312,028	Osaka Securities Exchange	shares of NISSIN with voting rights and

			New York Stock Exchange	without any restriction

Total	66,312,028	66,312,028	—	—

Notes:	(1)	The number of issued common stock shares does not include the number shares newly issued upon exercise of all stock options, warrants and convertible bonds during the period from December 1, 2002 to the date of this semi-annual report submission.

	(2)	NISSIN’s shares will be delisted from the Osaka Securities Exchange on December 21, 2002.

(2) Information on Stock Options, Warrants and Convertible Bonds

(i) Stock Options 1 (approved at the annual shareholders’ meeting on June 22, 2002)

	September 30, 2002	November 30, 2002

Number of stock options (unit)	14,680	14,220

Description of shares	Common stock share	Common stock share

Number of common stock shares issuable upon exercise (shares)	1,468,000	1,422,000

Amount to be paid in upon stock option exercise (yen per share)	¥955.5	¥955.5

Exercise period	October 1, 2002 ~ September 30, 2005	October 1, 2002 ~ September 30, 2005

Exercise price (yen)	¥955.5	¥955.5

Amount of allocation to common stock if new shares are issued (yen)	¥498	¥498

Requirement for grantee	Grantee is generally a director, statutory auditor, employee or advisor of the Company and or temporary staff of the Company with tenure of over one year. However, stock options may be granted upon the retirement of a director, retirement due to age or under certain other reasonable circumstances. Other requirements for the grantee are defined in the stock option contract granted under the approval by the Board of Directors.

Transfer restriction item	Stock options cannot be alienated or pledged.

Notes:	(1)	100 shares of common stock are subject to per unit stock option.

Semiannual Financial Report

(2)	In the event of a split or consolidation of NISSIN’s stock, the number of shares issuable upon exercise per stock option unit will be adjusted by the following formula, except that the number of shares issuable upon exercise will be rounded down to the nearest share.

Number of shares as adjusted = Number of shares before adjustment × Split or consolidation ratio

(3)	The amount to be paid upon the exercise of a stock option shall be an amount obtained by multiplying the closing price of a share of common stock of NISSIN on the Tokyo Stock Exchange on the day immediately before the approval date (if the closing price is not available on that day, the closing price on the immediately preceding day; the same applies hereinafter) by 1.10 and the number of shares to be issued or transferred upon exercise of each new share subscription right, with any fraction of one yen rounded upward to the nearest yen; provided, however, that the Paid-in Amount shall not fall below an amount obtained by multiplying the closing price of a share of common stock of NISSIN on the Tokyo Stock Exchange on the issue date of the stock option by the number of shares to be issued or transferred upon exercise of each stock option unit. In addition, in the event of split or consolidation of NISSIN’s stock, the paid-in amount of exercised shares per stock option unit will be adjusted by the following formula, except that the paid-in amount of exercised shares will be rounded upward to nearest share.

Paid-in amount as adjusted = Paid-in amount before adjustment/Split or consolidation ratio

In the event that NISSIN issues new shares or distributed shares of treasury stock of NISSIN at a price lower than the current market price after the issuance of the stock option, the paid-in amount shall be adjusted in accordance with the following formula, with any fraction of one yen occurring upon such adjustment rounded upward to the nearest yen:

						Number of newly issued		Paid-in price
				Number of	+	(distributed) shares	+	per share
		Paid-in		already issued
Paid-in amount as adjusted	=	amount before	×	shares		Current market price per share
adjustment
				Number of already issued shares		+	Number of newly issued
(distributed) shares

(ii) Stock Option 2 (approved at the annual shareholders’ meeting on June 27, 2000)

	September 30, 2002	November 30, 2002

Number of stock option (unit)	—	—

Description of shares	Common stock share	—

Number of common stock shares issuable upon exercise (shares)	89,000	—

Amount to be paid in upon stock option exercise (Yen per share)	¥1,036	—

Exercise period	November 1, 2000 ~ October 31, 2002	—

Exercise price (Yen)	¥1,036	—

Amount of allocation to common stock if new share is issued (Yen)	¥518	—

Requirement for grantee	Grantee is generally a director, statutory auditor or employee. However, stock options may be granted upon the retirement of a director, retirement due to age or under certain other reasonable circumstances. Other requirements for the grantee are defined in the stock option contract granted under the approval by the Board of Directors.

Transfer restriction item	Stock options cannot be alienated or pledged.

Note: 89,000 shares of stock options were forfeited at October 31,2002.

Semiannual Financial Report

(iii) Convertible Bonds and Warrants

Information with respect to the 3rd convertible bonds (“CBs”) issuance on September 13, 2001, including their balance, was as follows:

	September 30, 2002	November 30, 2002

Balance of CBs (in millions)	¥10,000	¥10,000

Convertible price (Yen)	1,570	1,570

Amount of allocation to common stock if bond is converted (Yen)	785	785

Information with respect to detachable warrants of the 4th unsecured bonds with warrant issuance on April 20, 2001, including their balance, was as follows:

	September 30, 2002	November 30, 2002

Maximum exercisable amount of Warrant (in millions)	¥1,363	¥1,353

Exercise price (Yen)	1,155	1,155

Amount of allocation to common stock if warrant is exercised (Yen)	578	578

(3)	The Change in the Total Number of Issued Common Stock

		Balance of Issued		Balance of Common	Change of Paid-in	Balance of Paid-in
	Increase of Shares	Common Stock	Change of Common Stock	Stock	Capital	Capital
Date	(shares)	(shares)	(in millions)	(in millions)	(in millions)	(in millions)

May 21, 2002	33,156,014	66,312,028	¥ -	¥6,610	¥ -	¥8,933

Note:	The number of issued shares of common stock was increased by a two-for-one stock split allocated to shareholders of record on the Register of Shareholders as of March 31, 2002.

(4)	Top 10 Principal Shareholders

		September 30, 2002

		Number	Percentage
Name	Address	(000’s)	of Total

Nissin Buildings Co., Ltd.	7-6, Chifune-machi 5-chome, Matsuyama-shi, Ehime	8,742	13.18%

Shuho, Ltd.	6-1, Nishi-Shinjuku 1-chome, Shinjuku-ku, Tokyo	8,559	12.91

The Chase Manhattan Bank, N.A. London	Kabutocho Custody and Proxy Department, Settlement and Clearing Services Division, Mizuho Corporate Bank, Ltd. 6-7, Nihonbashi Kabutocho, Chuo-ku, Tokyo	3,638	5.49

The Master Trust Bank of Japan, Ltd. (Trust account)	11-3, Hamamatsucho 2-chome, Minato-ku, Tokyo	2,474	3.73

Kunihiko Sakioka	13-12, Kinuta 4-chome, Setagaya-ku, Tokyo	2,257	3.40

Hideo Sakioka	3-13, Minami-machi 1-chome, Matsuyama-shi, Ehime	1,997	3.01

Japan Trustee Services Bank, Ltd. (Trust account)	8-11, Harumi 1-chome, Chuo-ku, Tokyo	1,074	1.62

The Nomura Trust and Banking Co., Ltd. (Trust account)	1-1, Nihonbashi 1-chome, Chuo-ku, Tokyo	1,042	1.57

Midori Moriyama	10-12, Chuo 1-chome, Matsuyama-shi, Ehime	1,005	1.52

State Street Bank and Trust Company	Kabutocho Custody and Proxy Department, Settlement and Clearing Services Division, Mizuho Corporate Bank, Ltd. 6-7, Nihonbashi-Kabutocho, Chuo-ku, Tokyo	943	1.42

Total	—	31,737	47.85%

Note:	NISSIN’s treasury stock comprised 1,602,026 shares, 2.42% of total issued shares at September 30, 2002,

Semiannual Financial Report

According to the Amended Report on Large Shareholdings filed on September 30, 2002 with the Kanto Local Finance Bureau, the following institutions owned NISSIN’s shares, but these institutions are not listed above in the principal shareholders’ table as NISSIN cannot confirm their shareholdings as of September 30, 2002.

		September 30, 2002

		Shares of Common Stock Owned

Name	Address	Number (000’s)	Percentage of Total

JF Asset Management Limited	47th Floor, Jardine House, 1 Connaught Place, Central, Hong Kong	2,174	3.28%

JP Morgan Fleming Asset Management (Japan) Ltd.	2-20, Akasaka 5-chome, Minato-ku, Tokyo	1,372	2.07

Total	—	3,546	5.35%

According to a Report on Large Shareholdings filed on September 30, 2002 with the Kanto Local Finance Bureau, the following institutions owned NISSIN’s shares, but these institutions are not listed above in the principal shareholders’ table as NISSIN cannot confirm their shareholdings as of September 30, 2002.

		September 30, 2002

		Shares of Common Stock Owned

Name	Address	Number (000’s)	Percentage of Total

Schroder Investment Management (Japan) Ltd.	11-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo	4,103	6.19%

Schroder Investment Management Limited	31 Gresham Street, London, EC2V 7QA, UK	476	0.72

Schroder Investment Management North America Ltd.	31 Gresham Street, London, EC2V 7QA, UK	153	0.23

Schroder Unit Trusts Limited	33 Gutter Lane, London, EC2V 8AS, UK	34	0.05

Total	—	4,767	7.19%

(5)	Voting Rights of Capital Stock

(i) Shares Issued

The following table shows the number of voting rights by type of shares issued at November 30, 2002:

	Number of Shares Issued	Number of
Type	(shares)	Voting Rights	Details

Non-voting capital stock	—	—	—

Capital stock with restricted voting rights

(Treasury stock)	—	—	—

Capital stock with restricted voting rights

(Others)	—	—	—

Capital stock with voting right	(Treasury stock)

(Treasury stock)	Common stock shares		Standard type of NISSIN's common

	1,602,000	—	stock share, without any restriction.

Capital stock with voting right	Common stock shares

(Others)	64,675,800	646,758	(same as above)

Capital stock below 1 unit under	Common stock shares

Japanese Unit Share System	34,228	—	(same as above)

Total number of capital stock issued	66,312,028	—	—

Number of voting rights	—	646,758	—

Notes:	(1)	26 shares of treasury stock are included in the “Common stock below 1 unit under Japanese Unit Share System”

	(2)	2,600 shares (equivalent to 26 voting rights) of which Japan Securities Depositary Center, Inc. was record owner are included in the “Capital stock with voting right (Others)”

Semiannual Financial Report

(ii) Treasury Stock

The following table shows the details on treasury stock at September 30, 2002:

		Shares of Common Stock Owned

		Under NISSIN’s	Under Other	Total Number	Percentage of
Owner	Address	Name (shares)	Name (shares)	(shares)	Total

(Treasury stocks)	7-6, Chifune-machi 5-chome,

Nissin Co., Ltd.	Matsuyama-shi, Ehime	1,602,000	—	1,602,000	2.4%

Total	—	1,602,000	—	1,602,000	2.4%

2. Market Price Information

The following table shows the monthly highest and lowest price of NISSIN’s common stock on the Tokyo Stock Exchange during the six months ended September 30, 2002.

	April, 2002	May, 2002	June, 2002	July, 2002	August, 2002	September, 2002

	(in Yen)
Highest	¥1,081	¥1,115	¥1,140	¥980	¥949	¥913

Lowest	825	993	873	768	744	814

3. Transfers of Directors and Statutory Auditors

The internal transfer of directors and statutory auditors was as follow:

Current Position	Previous Position	Name	Date of Transfer

Director and General Manager of the Corporate Planning Department	Director and General Manager of the Sales Support Department	Hirofumi Mihara	November 11, 2002

Semiannual Financial Report

ITEM 5.     FINANCIAL STATEMENTS

     1.     In respect of the requirements for preparing the semiannual consolidated financial statements:

(1)	The preparation of the semiannual consolidated financial statements conforms to Regulation Concerning Terminology, Forms and Method of Preparation of Semiannual Consolidated Financial Statements (the “SCFS Regulation”), issued by the Ministry of Finance (MOF Ordinance No. 24, 1999).

In addition, the preparation of the pre-period semiannual consolidated financial statements as of and for the six months ended September 30, 2001 conforms to CIFS Regulation before modification, and the preparation of current period semiannual consolidated financial statements as of and for the six months ended September 30, 2002 conform to CIFS Regulation after modification.

(2)	The preparation of the semiannual non-consolidated financial statements conforms to the Regulation Concerning Terminology, Forms and Method of Preparation of Semiannual Financial Statements (the “IFS Regulation”), issued by the Ministry of Finance (MOF Ordinance No. 38, 1977).

In addition, the preparation of the pre-period semiannual non-consolidated financial statements as of and for the six months ended September 30, 2001 conforms to IFS Regulation before modification, and the preparation of current period semiannual non-consolidated financial statements as of and for the six months ended September 30, 2002 conforms to IFS Regulation after modification.

(3)	The amounts presented in consolidated financial statements and non-consolidated financial statements, are stated in millions as of the current period financial statements.

In addition, for the convenience of the readers, the pre-period semiannual consolidated financial statements, the pre-period consolidated financial statements, the pre-period semiannual non-consolidated financial statements and the pre-period non-consolidated financial statements, which had been stated in thousands, are now restated in millions.

     2.     In respect of the report of independent certified public accountants:

The Company’s semiannual consolidated financial statements and NISSIN’s semiannual non-consolidated financial statements as of the pre-period ended September 30, 2001 and the current period ended September 30, 2002 are audited by Sanyu & Co. pursuant to Article 193 (2) of the Securities and Exchange Law.

Semiannual Financial Report

1.     SEMIANNUAL CONSOLIDATED FINANCIAL STATEMENTS

          (1)     SEMIANNUAL CONSOLIDATED FINANCIAL STATEMENTS

          (i)     Semiannual Consolidated Balance Sheets

	September 30,				March 31,

	2001		2002		2002

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions, except percentages)
ASSETS:

Current Assets:

Cash and deposits (Note 2)	¥ 18,288		¥17,564		¥17,116

Notes and loans receivable (Notes 2,3,5,6 and 7)	140,247		166,695		154,022

Purchased loans receivable	—		1,377		382

Bills receivable and accounts receivable	—		712		77

Inventory	—		20		—

Other current assets	2,319		3,296		2,828

Allowance for loan losses	(6,339)		(9,009)		(7,297)

Total current assets	154,516	92.5	180,657	94.2	167,129	94.0

Fixed Assets:

Tangible fixed assets (Notes 1 and 2)

Land	2,201		1,376		1,388

Other	994		1,112		920

Total tangible fixed assets	3,196		2,488		2,309

Intangible fixed assets	228		265		181

Investments and other assets (Notes 2 and 6)	10,682		10,257		9,748

Allowance for loan losses	(1,558)		(1,893)		(1,534)

Total investments and other assets	9,124		8,364		8,214

Total fixed assets	12,549	7.5	11,118	5.8	10,705	6.0

Total Assets	¥167,065	100.0%	191,776	100.0%	¥177,834	100.0%

(Continued)

Semiannual Financial Report

	September 30,				March 31,

	2001		2002		2002

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions, except percentages)
LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:

Accounts payable	¥—		¥500		¥—

Short-term borrowings (Note 2)	250		1,573		1,400

Current portion of long-term borrowings (Note 2)	35,548		47,309		35,348

Current portion of bonds	13,000		5,000		13,000

Commercial paper	—		3,500		—

Accrued income taxes	1,712		2,682		2,104

Accrued bonuses	409		494		254

Allowance for losses on guarantee transaction	—		31		—

Allowance for indemnification	—		34		—

Other current liabilities	1,322		1,078		1,583

Total current liabilities	52,242	31.3	62,205	32.4	53,690	30.2

Long-term Liabilities:

Bonds	26,500		21,500		26,500

Convertible bond	10,000		10,000		10,000

Long-term borrowings (Note 2)	36,785		53,469		43,810

Accrued retirement benefits –employees	37		—		—

Accrued retirement benefits –directors and statutory auditors	362		348		372

Other long-term liabilities	182		126		121

Total long-term liabilities	73,867	44.2	85,445	44.6	80,803	45.4

Total Liabilities	126,110	75.5	147,650	77.0	134,494	75.6

Minority Interests:

Minority interests	2	0.0	218	0.1	147	0.1

Shareholders’ Equity (Before rule change):

Common stock	6,571	3.9	—	—	6,610	3.7

Additional paid-in capital	8,894	5.3	—	—	8,933	5.0

Consolidated retained earnings	25,629	15.3	—	—	28,091	15.8

Unrealized gains (losses) on investment securities	(141)	(0.0)	—	—	(95)	(0.0)

Treasury stock	(1)	(0.0)	—	—	(347)	(0.2)

Total Shareholders’ Equity	40,953	24.5	—	—	43,191	24.3

Shareholders’ Equity (After rule change):

Common stock	—	—	6,610	3.5	—	—

Additional paid-in capital	—	—	8,933	4.7	—	—

Consolidated retained earnings	—	—	30,151	15.7	—	—

Unrealized gains (losses) on investment securities	—	—	(213)	(0.1)	—	—

Treasury stock	—	—	(1,575)	(0.9)	—	—

Total Shareholders’ Equity	—	—	43,907	22.9	—	—

Total Liabilities and Shareholders’ Equity	¥167,065	100.0%	¥191,776	100.0%	¥177,834	100.0%

Semiannual Financial Report

          (ii)     Semiannual Consolidated Statements of Income

	Six Months Ended September 30,				Year Ended March 31,

	2001		2002		2002

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions, except percentages)
Operating revenues:

Interest income from loans receivable	¥16,379		¥19,114		¥34,343

Other financial income	2		0		4

Other interest income	1,057		2,403		2,167

Total revenues	17,439	100.0	21,517	100.0	36,515	100.0

Operating expenses:

Financial costs	1,841		1,853		3,641

Other operating expenses (Note)	11,413		14,747		23,260

Total operating expenses	13,254	76.0	16,600	77.2	26,901	73.7

Operating income	4,185	24.0	4,916	22.8	9,613	26.3

Other income:

Interest income from securities	0		—		0

Interest and dividends	17		16		34

Gain on sale of treasury stock	0		—		—

Dividends from insurance	—		10		—

Other	7		7		23

Total other income	25	0.1	33	0.2	58	0.2

Other expenses:

Interest expense for borrowings for acquisition of fixed assets	16		3		16

Equity Losses on affiliates	32		45		60

Stock issuance costs	—		24		35

Bond issuance costs	281		—		282

Penalty of cancellation of lease contracts	—		20		—

Other	41		6		19

Total other expenses	372	2.1	100	0.5	414	1.1

Ordinary income	¥3,837	22.0%	¥4,850	22.5	¥9,256	25.4%

(Continued)

Semiannual Financial Report

	Six Months Ended September 30,				Year Ended March 31,

	2001		2002		2002

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions, except percentages)
(Continued)
Special income:

Gain on sale of property and equipment	¥18		¥10		¥43

Gain on sale of investment securities	—		106		17

Reversal of retirement benefits	—		—		19

Gain on forfeit of warrant	0		—		0

Gain on change of equity interest in an affiliate	—		2		—

Total special income	18	0.1	120	0.6	80	0.2

Special expenses:

Loss on sale of property and equipment	0		—		273

Loss on disposal of property and equipment	59		26		86

Loss on sale of investments securities	16		45		56

Impairment loss on investment securities	309		295		294

Provision for cumulative losses on guarantee	—		13		—

Loss on guarantee of lease payments	—		55		—

Other special expenses	9		16		69

Total special expenses	394	2.3	452	2.1	780	2.2

Income before income taxes	3,461	19.8	4,518	21.0	8,556	23.4

Income taxes:

Current	1,709	9.8	2,684	12.5	4,030	11.0

Deferred	(190)	(1.1)	(757)	(3.5)	(291)	(0.8)

Minority interest	(0)	(0.0)	71	0.3	0	0.0

Net income	¥1,942	11.1%	¥2,519	11.7%	¥4,817	13.2%

Semiannual Financial Report

          (iii)     Semiannual Consolidated Statements of Retained Earnings

	Six Months Ended September 30,		Year Ended March 31,

	2001	2002	2002

	(in millions)
(Before rule change)

Retained earnings at beginning of period	¥24,130	¥—	¥24,130

Allocation of retained earnings:

Cash dividends	381	—	795

Directors’ and Statutory auditors’ bonuses	61	—	61

(Statutory auditors’ bonuses)	(6)	—	(6)

Net income	1,942	—	4,817

Retained earnings at end of period	¥25,629	¥—	¥28,091

(After rule change)

Additional paid-in capital:

General additional paid-in capital at beginning of period	¥—	¥8,933	¥—

Additional paid-in capital at end of period	—	8,933	—

Retained earnings:

Consolidated retained earnings at beginning of period	—	28,091	—

Increase of retained earnings:

Net income	—	2,519	—

Allocation of retained earnings:

Cash dividends	—	411	—

Directors’ and Statutory auditors’ bonuses	—	48	—

(Statutory auditors’ bonuses)	—	(4)	—

Retained earnings at end of period	—	¥30,151	—

Semiannual Financial Report

          (iv)     Semiannual Consolidated Statements of Cash Flow

	Six Months Ended September 30,		Year Ended March 31,

	2001	2002	2002

	Amount	Amount	Amount

	(in millions)
Operating activities

Income before income taxes	¥3,461	¥4,518	¥8,556

Depreciation and amortization	65	98	131

Amortization of consolidation accounts adjustment	0	4	0

Provision for loans losses	415	2,070	1,349

Provision for retirement benefits (employee)	18	—	(19)

Provision for retirement benefits (directors’)	(1)	(23)	(1)

Accrued bonuses	192	239	37

Interest income on deposits and dividends	(20)	(16)	(39)

Financial costs	1,857	1,856	3,658

Gain on sale of property and equipment	(18)	(10)	(43)

Loss on sale of property and equipment	0	—	273

Impairment on investment securities	309	295	294

Write-off of loans receivable	3,306	4,733	6,982

Interest receivable	(122)	17	(236)

Advanced interest received	(0)	0	(0)

Directors’ and statutory auditors’ bonuses	(61)	(48)	(61)

Other	289	(198)	327

Sub-total	9,692	13,537	21,211

Interest on deposits and dividends received	18	10	36

Interest paid	(1,717)	(1,921)	(3,474)

Income taxes paid	(2,024)	(2,106)	(3,989)

Sub-total	5,968	9,520	13,783

Loan originations	(48,569)	(55,377)	(99,927)

Collections of loans receivable	31,797	37,473	66,128

Loans purchased	—	(1,402)	(403)

Collections of purchased loan	—	407	21

Payments for loans factored	—	(46)	—

Collections of loans factored	—	18	—

Net cash used in operating activities	(10,803)	(9,408)	(20,396)

Investing activities

Purchases of property and equipment	(74)	(338)	(81)

Proceeds from sales of property and equipment	51	31	648

Purchases of intangible assets	(28)	(101)	(39)

Proceeds from sales of intangible assets	—	—	69

Purchases of investment securities	(769)	(690)	(1,049)

Proceeds from sales of investment securities	—	561	752

Acquisition of consolidated subsidiary	—	(0)	(7)

Cash obtained upon acquisition of consolidated subsidiary	—	—	73

Other	(67)	(255)	(80)

Net cash used in investing activities	¥(889)	¥(793)	¥287

(Continued)

Semiannual Financial Report

	Six Months Ended September 30,		Year Ended March 31,

	2001	2002	2002

	Amount	Amount	Amount

	(in millions)
(Continued)
Financing activities

Proceeds from short-term borrowings	¥ —	¥2,398	¥1,500

Repayment of short-term borrowings	(1,490)	(2,225)	(1,840)

Proceeds from commercial paper	—	5,000	—

Repayment of commercial paper	—	(1,500)	—

Proceeds from long-term borrowings	15,412	43,900	42,314

Repayment of long-term borrowings	(20,617)	(22,279)	(40,695)

Proceeds from bonds	1,587	—	1,587

Repayment of bonds	(980)	(13,000)	(980)

Proceeds from convertible bonds	9,762	—	9,761

Proceeds from exercise of stock warrants	808	—	886

Dividends paid	(381)	(411)	(795)

Purchases of treasury stock	(4)	(1,227)	(351)

Sales of treasury stock	4	—	4

Other	(4)	(4)	(7)

Net cash provided by financing activities	4,096	10,649	11,384

Effect of exchange rate changes on cash and cash equivalents	—	—	—

Net increase (decrease) in cash and cash equivalents	(7,596)	448	(8,725)

Cash and cash equivalents at beginning of period	25,841	17,116	25,841

Cash and cash equivalents at end of period	¥18,245	¥17,564	¥17,116

Semiannual Financial Report

SIGNIFICANT ITEMS RELATING TO THE PREPARATION OF SEMIANNUAL CONSOLIDATED FINANCIAL STATEMENTS

     1.     Scope of Consolidation

All subsidiaries were consolidated as follows:

	Six Months Ended September 30,		Year Ended March 31

	2001	2002	2002

Number of consolidated subsidiaries	4	5	5

Names of consolidated subsidiaries	Webcashing.com Co., Ltd. Nissin Servicer Co., Ltd. Big Apple Co., Ltd. Shiq Consulting Co., Ltd.	Webcashing.com Co., Ltd. Nissin Servicer Co., Ltd. Future Create Inc. Big Apple Co., Ltd. Shiq Consulting Co., Ltd.	Webcashing.com Co., Ltd. Nissin Servicer Co., Ltd. Future Create Inc. Big Apple Co., Ltd. Shiq Consulting Co., Ltd.

	Nissin Servicer Co., Ltd. was founded in the six months ended September 30, 2001.		March 31, 2002 was deemed as the acquisition date of Future Create Inc.

2.	Application of the Equity Method

(1)	Affiliates under the equity method are as follows:

	Six Months Ended September 30,		Year Ended March 31

	2001	2002	2002

Number of affiliates under the equity method	1	3	2

Names of affiliates under the equity method	Ascot Co., Ltd.	Ascot Co., Ltd. Swan Credit Co., Ltd. BB Net Corp.	Ascot Co., Ltd. Swan Credit Co., Ltd.

		April 1, 2002 was deemed to be the acquisition date of BB Net Corp.	March 31, 2002 was deemed to be the acquisition date of Swan Credit Co., Ltd.

(2)	Foods Logistic E-Commerce Co., Ltd. is not accounted for under the equity method for the current six months ended September 30, 2002 despite NISSIN’s ownership interest of over 20%. This treatment did not materially affect the current semiannual consolidated financial position or the current semiannual consolidated financial results.

(3)	Equity income of BB Net Corp. for the six months ended September 30, 2002 is recognized based on the financial statements as of and for the fiscal year ended July 31, 2002.

Semiannual Financial Report

     3.     Semiannual Balance Sheet Date of Consolidated Subsidiaries

All subsidiaries’ balance sheet date is the same as that of NISSIN except for that of Future Create Inc., which is as follows:

Company name:	Future Create Inc.

Semiannual balance sheet date:	August 31

Balance sheet date:	February 30

The consolidated financial statements as of and for the year ended March 31, 2002 are prepared by using the financial statements of Future Create Inc. as of and for the year ended the above mentioned balance sheet date, and important matters that occurred between the balance sheet date of the subsidiary and the consolidated balance sheet date of NISSIN are adjusted necessarily for consolidation.

The semiannual consolidated financial statements as of and for the six months ended September 30, 2002 are prepared by using the semiannual financial statements as of and for the six months ended the above mentioned semiannual balance sheet date, and important matters that occurred between the semiannual balance sheet date of the subsidiary and the semiannual consolidated balance sheet date of NISSIN are adjusted necessarily for consolidation.

     4.     Significant Accounting Policies

          (1)     Valuation and computation of assets

(i) Investment securities

Other securities:

Marketable securities

Market value method based on the market prices at the end of the semiannual period

(Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported in a separate component of shareholders equity. Cost of securities sold is computed using the moving average method.)

Securities without market quotation

Cost method, cost being determined by the moving average method

(ii) Derivatives:

Market value method

          (2)     Depreciation of Fixed Assets

(i) Tangible fixed assets

Depreciation of tangible fixed assets other than buildings newly acquired after April 1, 1998 is computed on the declining-balance method by using rates based on the estimated useful lives of the respective assets, and depreciation of buildings newly acquired is computed on the straight-line method.

(ii) Intangible fixed assets

Costs of software used for Company’s operation are amortized on the straight-line method over 5 years, which is the estimated useful life.

(iii) Long-term prepaid expenses

Long-term prepaid expenses are amortized on the straight-line method.

Semiannual Financial Report

          (3)     Allowance for Loan Losses and Accrued Expenses

(i) Allowance for loan losses

The allowance for loan losses is maintained at a level that is adequate to provide for the amount for loan losses calculated by applying a charge-off ratio based on collection experience in past for general loans, plus individually estimated uncollectible amounts to doubtful loans.

(ii) Accrued bonus

Accrued bonus is provided for the payment of employees’ bonus based on estimated amounts of future payments attributed to the current semiannual period.

(iii) Accrued retirement benefits — directors and statutory auditors

Accrued retirement benefits of the Company’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at the balance sheet date. This amount is determined in accordance with the Company’s internal rules.

(iv) Allowance for guarantees

The allowance for guarantees is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable losses from known and inherent risks in guaranteed transactions.

(Accounting change from current six months ended September 30, 2002)
During the current semiannual period, the allowance for guarantee transaction started to be recorded in current semiannual financial statements as the losses from a subsidiary’s guarantee transaction were incurred. Under this accounting change, the ordinary income and the income before income taxes decreased ¥18 million and ¥31 million, respectively.

(v) Allowance for indemnification

The allowance for indemnification is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable losses from known and inherent risks in transaction related lease introduction.

          (4)     Accounting for Lease Transactions

Finance leases, except those leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

          (5)     Hedging Activities

(i) Accounting for hedging activities

Deferred hedge accounting has been adopted.

(ii) Hedge instruments and hedge item

- Hedge instruments

Interest rate caps and interest rate swaps

- Hedge item

Cash flow hedge for interest on borrowings with variable rates

(iii) Hedging policy

In order to reduce its exposure to fluctuations in interest rates on variable rate borrowings, the Company utilizes derivative financial instruments such as interest rate swap and interest rate cap contracts.

Semiannual Financial Report

(iv) Evaluation of hedge effectiveness

The company determines the effectiveness of its hedging transactions based on correlation between indicated rates of hedge instrument and hedge item.

          (6)     Other Significant Accounting Policies for the Preparation of Semiannual Consolidated Financial Statements

(i) Interest income from loans receivable

Interest income from loans receivable is recognized on an accrual basis.

However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Restriction Law in Japan.

(ii) Accounting treatment of consumption taxes

Consumption taxes are excluded from transaction amounts.

Consumption taxes not subject to the exclusion are treated as expense for the semiannual period.

     5.     Cash and Cash Equivalents as Stated in Semiannual Consolidated Statements of Cash Flows

Cash and cash equivalents include cash on hand, highly liquid deposits at banks and short-term investments with negligible risk of fluctuation in value and maturities of three months or less.

CHANGE OF PRESENTATION

Statements of Cash flows

Since the semiannual period ended September 30, 2001, the impairment amount of investment is presented as a separate component from other in the cash flow from investing activities, as such amount has become significant. The impairment amount of investment for the six months ended September 30, 2000 is ¥137 million.

Income Statements

Since the current semiannual period, the penalty of cancellation of lease contracts is presented as a separate component from other in other expenses as such amount has become more than 10% of ordinary income. The penalty of cancellation of lease contracts for the six months ended September 30, 2001 is ¥5 million.

ADDITIONAL INFORMATION

(Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc.)
On February 21, 2002, ASBJ issued ASB statement No.1, “Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc”, which went into effect on April 1, 2002. The adoption of ASB Statement No. 1 did not have a material effect on Company’s consolidated financial position and results of operations.

(Semiannual Consolidated Balance Sheets)
Due to the modification of the Rule of Semiannual Consolidated Financial Statements, the Japanese presentation of additional paid-in capital and retained earnings in the semiannual consolidated balance sheet has changed as of the current semiannual period.

Semiannual Financial Report

(Semiannual Consolidated Statements of Retained Earnings)

1.	Due to the modification of the CIFS Regulation, additional paid-in capital and retained earnings are presented separately in consolidated statement of retained earnings beginning with the current semiannual period.

2.	Under the modification of the CIFS Regulation, the Japanese presentation of additional paid-in capital and retained earnings in consolidated statement of retained earnings has changed as of the current semiannual period. The net income for the current semiannual period is presented separately as a component of retained earnings increase.

Semiannual Financial Report

NOTES TO SEMIANNUAL CONSOLIDATED FINANCIAL STATEMENTS

(Semiannual Consolidated Balance Sheets)

Note 1.	Accumulated depreciation of tangible assets as of September 30, 2001, September 30, 2002 and March 31, 2002 were ¥1,031 million, ¥1,085 million and ¥1,043 million, respectively.

Note 2.	Assets pledged for short and long-term borrowings as collateral at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Notes and loans receivable	¥63,601	¥47,216	¥47,601

Land	1,072	262	262

Other tangible fixed assets	429	388	360

Investments and other assets	279	110	181

Corresponding borrowings secured by above collateral at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Short-term borrowings	¥250	¥1,100	¥600

Long-term borrowings (Including current portion)	61,045	42,331	44,909

Notes and loans receivable, other than the above, that will be transferred pursuant to forward contracts and the corresponding long-term borrowings including current portion at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Loans receivable	¥5,742	¥7,643	¥4,888

Long-term borrowings (Including current portion)	5,555	7,113	4,788

Deposits as pledges for swap agreement at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Cash and deposits	¥43	¥—	¥—

Investments and other assets	—	—	43

Semiannual Financial Report

Note 3.	Unsecured consumer loans included in loans receivable at September 30, 2001, September 30, 2002 and March 31, 2002 were ¥45,275 million, ¥45,224 million and ¥46,179 million, respectively.

Note 4.	Commitments and contingencies

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Guarantee for lease payments	¥—	¥1,100	¥377

Guarantee for loans outstanding of other alliance company	—	565	—

Note 5.	Notes maturing at the end of a semiannual consolidated accounting period were accounted for on the day of settlement. As the balance sheet date fell on a nonbusiness day for financial institutions, notes maturing on this date have been included in the balance shown in the semiannual consolidated financial statements.

These amounts at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Notes and loans receivable	¥3	¥—	¥—

Note 6.	According to the requirement of the Nonbank Bond Issuing Law, loans receivable and long-term loans receivable are classified as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
(1) Bankrupt receivables	¥474	¥666	¥529

(2) Delinquent receivables	1,999	1,883	1,521

(3) Delinquent receivables three months or more	—	—	—

(4) Restructured loans	5,952	9,080	7,570

Total	¥8,427	¥11,629	¥9,621

Notes:	(1)	“Bankrupt receivables”, for which accrued interest are not accounted as interest income, are delinquent loans for a considerable period and the principle or interest on such loans is unlikely to be recovered due to events occurred which are defined in Japanese Corporation Tax Law (Government Ordinance No. 97, 1965), Regulation 96-1(3) and Regulation 96-1(4).

	(2)	“Delinquent receivables” are loans receivable which accrued interest are not accounted as interest income due to Customers’ delinquency, excluding loans receivables in mentioned (1), (4).

	(3)	“Delinquent receivables past three months or more” are loans receivable about which the payments of principal and interest have been delayed for three months and more, excluding loans receivables in mentioned (1), (2).

	(4)	“Restructured loans” are loans receivable for which NISSIN reached an agreement with the debtors about the favorable treatments such as a reduction and exemption of the interest rate, grace of a principal and interest payments, desertion of receivables and others in order to reorganize the debtors’ company and support their financial conditions, excluding loans receivables in mentioned (1), (2), (3).

Semiannual Financial Report

Note 7.	The balances of loans outstanding under revolving contracts included in loans receivable at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Loans outstanding under revolving contracts	¥57,659	¥62,538	¥62,214

The Company’s unfunded credit lines at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Unfunded credit lines	¥36,651	¥37,669	¥37,504

Unfunded credit lines without loans outstanding	28,137	29,552	29,042

A certain portion of revolving agreements lapses without ever being used. Therefore, the amount of unfunded credit line will not necessarily affect the future cash flow of the Company.

Under the terms and conditions of the Company’s revolving credit line agreements, the Company may, but is not committed to, lend funds to customers. There are provisions in the revolving credit line agreements which allow NISSIN to stop lending funds or cut down credit lines due to changes in the customer’s creditworthiness or other certain reasons. The Company periodically reviews credit lines based on account usage and customer creditworthiness.

Semiannual Financial Report

(Semiannual Consolidated Income Statements)

Note:	Details of other expenses for the six months ended September 30, 2001, September 30, 2002 and the fiscal year ended March 31, 2002 were as follows:

	Six Months Ended September 30,		Year Ended March 31,

	2001	2002	2002

	(in millions)
Other expenses:

Costs of purchase loans	¥—	¥407	¥21

Costs of real estate leases and other	31	122	60

Advertising expenses	1,138	285	1,838

Loans write-off	5	0	228

Provision for loan losses	3,721	6,803	8,103

Provision for loss on guarantees	—	18	—

Salaries for directors and statutory auditors	107	114	194

Salaries for employees	2,294	2,540	4,542

Bonuses	92	10	726

Provision for bonuses	409	494	254

Retirement benefits	43	—	84

Depreciation and amortization	59	60	120

Lease and rent	1,059	1,061	2,126

Taxes	262	231	511

Commission fees	—	293	858

(Semiannual Consolidated Cash Flow Statements)

Cash and cash equivalents consist of cash and deposits, and the amounts on September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Cash and deposits	¥18,245	¥17,564	¥17,116

Semiannual Financial Report

(Lease)

Finance leases, except those leases for which the ownership of the leased assets is considered to be transferred to the lessee, were as follows:

(1)	Equivalents of acquisition costs, accumulated depreciation and book value at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Equipment:

Acquisition cost equivalent	¥2,376	¥2,200	¥1,710

Accumulated depreciation equivalent	(1,618)	(1,065)	(1,136)

Book value equivalent	758	1,135	574

Software:

Acquisition cost equivalent	1,208	1,800	1,810

Accumulated depreciation equivalent	(661)	(925)	(833)

Book value equivalent	546	874	977

Total:

Acquisition cost equivalent	3,585	4,000	3,521

Accumulated depreciation equivalent	(2,280)	(1,991)	(1,969)

Book value equivalent	¥1,304	¥2,009	¥1,551

(2)	The amounts of outstanding future lease payments at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Due within one year	¥668	¥693	¥673

Due after one year	686	1,344	918

Total	¥1,354	¥2,038	¥1,592

(3)	Lease payments, amortization expense equivalent and interest expense equivalent for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 were as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2001	2002	2002

	(in millions)
Lease payments	¥418	¥445	¥837

Amortization expense equivalent	387	416	778

Interest expense equivalent	25	22	47

Semiannual Financial Report

(4)	The method to calculate amortization expense equivalent and interest expense equivalent of lease property are as follows:

•	Amortization expense equivalent is calculated by the straight-line method with no residual value. The amortization is over the period of the lease.

•	Interest expense equivalent is calculated as the difference between the total lease payments and the acquisition costs equivalent of the leased property, with the amount allocated to each accounting period using the interest method.

(Investment Securities)

(1)	Marketable securities as of September 30, 2001, September 30, 2002 and March 31, 2002 included in other securities were as follows:

	September 30,						March 31,

	2001			2002			2002

	Purchased	Carrying		Purchased	Carrying		Purchased	Carrying
Other Securities	Cost	Value	Deference	Cost	Value	Deference	Cost	Value	Deference

	(in millions)
Equity securities	¥3,436	¥3,193	¥(242)	¥2,606	¥2,240	¥(366)	¥3,216	¥3,051	¥(164)

Total	¥3,436	¥3,193	¥(242)	¥2,606	¥2,240	¥(366)	¥3,216	¥3,051	¥(164)

(2)	Other Securities without market quotation

	September 30,		March 31,

	2001	2002	2002

Other Securities	Carrying Value	Carrying Value	Carrying Value

	(in millions)
Equity securities	¥1,085	¥792	¥905

Bonds	—	95	—

Total	¥1,085	¥887	¥905

(3)	The amount of securities impaired

Six Months Ended September 30,		Year Ended March 31,

2001	2002	2002

¥309	¥295	¥294

Note:	For investment securities for which the market quotation declined by more than 50% or those for which the average market quotation at month-end declined by 30% or more but less than 50% for the past two years, impairment losses were recognized.

(Derivative Transaction)

The note for derivative transactions is omitted as all derivative transactions are treated under the hedge accounting principle.

Semiannual Financial Report

(Segment Information)

The segment information for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 was as follows:

1.	Business segment

Business segment information is omitted as more than 90% of the group business is providing loan services.

2.	Geographical segment

Geographical segment information is omitted as the group has no subsidiary or office outside Japan.

3.	Overseas operating revenues

Overseas operating revenues information is omitted as the group has no any overseas operating revenues.

Semiannual Financial Report

(Per Share Data)

	Six Months Ended September 30,		Year Ended March 31,

Per share data	2001	2002	2002

	(in Yen)
Consolidated:

Shareholders’ equity per share	¥1,236.60	¥678.52	¥1,310.62

Net income per share:

Basic	59.19	38.86	146.13

Diluted	59.15	—	146.12

Notes:	(1)	(Additional Information)

ASB statement No. 2, Accounting Standard Concerning Earnings Per Share, and the Account Guidance No.4, Accounting Guidance Concerning Earnings Per Share, issued by ASBJ on September 25, 2002, are adopted as of current semiannual period. In addition, per share data are as follow as if ASB Statement No.2 and ASB Guidance No.4 were adopted on April 1, 2001.

	Six Months Ended September 30,		Year Ended March 31,

Per share data	2001		2002

	(in Yen)
Consolidated:

Shareholders’ equity per share	¥1,236.60	¥0.000.00	¥1,309.17

Net income per share:

Basic	59.19		144.67

Diluted	59.15		144.67

(2)	Basis for calculation of per share data above

	Six Months Ended September 30,		Year Ended March 31,

Items	2001	2002	2002

	(in millions, except shares and securities)
Net income	—	¥ 2,519	—

Net income for common stock	—	2,519	—

Net income not for shareholders of common stock	—	—	—

Period average common stock shares (000’s)	—	64,853	—

Securities without dilute effect (000’s)	—	Stock options 1	—

		1,495	—

		Stock options 2

		89

		Warrants

		1,180

		Convertible bonds

		636

		(All securities mentioned above are same as ITEM. 4 -2)

(3)	Stock split

On May 21, 2002, NISSIN completed a two-for-one stock split. If the stock split is deemed to have occurred on April 1, 2001, per share data are adjusted retroactively as follow:

Semiannual Financial Report

	As of / For the Six Months Ended	As of / For the Year ended
Per share data	September 30, 2001	March 31, 2002

	(in Yen)
Consolidated:

Shareholders’ equity per share	¥618.30	¥654.58

Net income per share:

Basic	29.59	72.34

Diluted	29.58	72.33

(Significant Subsequent Events)

The followings significant subsequent events occurred for the six months ended September 30, 2001 during the period from October 1, 2001 to the submission date of the previous Semiannual Financial Report.

         The Company’s Board of Directors approved two-for-one stock split on November 12, 2001. The details are as follows:

(1) Stock split ratio:	Two-for-one stock split for the shareholders recorded on the Register of Shareholders as of March 31, 2002.

(2) The type of the newly issued shares subject to stock split:	Common stock share

(3) The number of newly issued shares subject to stock split:	The number of issued shares of common stock as of March 31, 2002

(4) Stock split date:	May 21, 2002

(5) Dividend paid for the period from:	April 1, 2002

The followings significant subsequent events occurred for the six months ended September 30, 2002 during the period from October 1, 2002 to the submission date of the current Semiannual Financial Report.

1.	On July 22, 2002, the Board of Directors of Webcashing.com Co., Ltd., a wholly owned subsidiary of NISSIN, and Webcashing.com’s shareholders in the Extraordinary Shareholders’ Meeting on September 26, 2002 approved the exchange of their equity interests with i-cf, Inc. as follows:

Purpose of the equity exchange:	Construction of online finance-related portals; establishment of new business models for finance related activities by combining both parties’ experience.

Exchange Date:	November 1, 2002

Exchange ratio:	One share of Webcashing.com Co., Ltd. for 0.4127 share of i-cf, Inc.

Information on opponent company:

Opponent Company:	i-cf, Inc.

Chief Executive Officer:	Yoshikuni Kato

Address:	11-5, Nishishinbashi, 1-Chome Minatoku, Tokyo.

Common Stock:	¥1,074 million

Business:	Internet web consulting service, business e-market place

After exchange:	Webcashing.com Co., Ltd. becomes wholly owned subsidiary of i-cf, Inc. i-cf, Inc. becomes an affiliate of NISSIN under the equity method

Semiannual Financial Report

2.	The Company issued its 5th series of domestic unsecured bonds upon approval by the Board of Directors on September 24, 2002.

Total amount of issue:	¥5 billion

Issue price:	At par

Interest rate:	2.35% per annum

Payment date:	November 1, 2002

Redemption date:	November 1, 2005

Use of proceeds:	Working capital

The followings significant subsequent events occurred for the six months ended September 30, 2001 during the period from October 1, 2001 to the submission date of the previous Annual Financial Report.

1.	The Company’s Board of Directors approved two-for-one stock split on November 12, 2001. The details were as follows:

(1)	Stock split ratio:	Two-for-one stock split for the shareholders recorded on the Register of Shareholders as of March 31, 2002.

(2)	The type of the newly issued shares subject to stock split:	Common stock share

(3)	The number of newly issued shares subject to stock split:	33,156,014 shares

(4)	Stock split date:	May 21, 2002

(5)	Dividend paid for the period from:	April 1, 2002

2.	Stock options could be issued as follows upon the approval of the Board of Directors on May 13, 2002 and the approval of shareholders at Annual Shareholders’ Meeting on June 22, 2002 for incentive of employees (see ITEM 4-1(2) stock option 1):

(1)	Grant for:	Grantee is generally a director, statutory auditor, employee or advisor of the Company and or temporary staff of the Company with tenure of over one year.

(2)	Description of share	Common stock shares

(3)	Maximum number of common stock shares issuable upon exercise (shares)	1,500,000

(4)	Amount to be paid in upon stock option exercise (Yen per share)	The amount to be paid upon the exercise of a stock option shall be an amount obtained by multiplying the closing price of a share of common stock of the Company on the Tokyo Stock Exchange on the day immediately before the approval date (if the closing price is not available on that day, the closing price on the immediately preceding day; the same applies hereinafter) by 1.10 and the number of shares to be issued or transferred upon exercise of each new share subscription right, with any fraction of one yen rounded upward to the nearest yen; provided, however, that the Paid-in Amount shall not fall below an amount obtained by multiplying the closing price of a share of common stock of the Company on the Tokyo Stock Exchange on the issue date of the stock option by the number of shares to be issued or transferred upon exercise of each stock option unit.

Semiannual Financial Report

(5)	Exercise period	Until three years from the month following the month of the approval date

(2)	Other

None

Semiannual Financial Report

2.	SEMIANNUAL NON-CONSOLIDATED FINANCIAL STATEMENTS

(1)	SEMIANNUAL NON-CONSOLIDATED FINANCIAL STATEMENTS

(i)	Semiannual Non-consolidated Balance Sheets

	September 30,				March 31,

	2001		2002		2002

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions, except percentages)
ASSETS:

Current Assets:

Cash and deposits (Note 2)	¥17,666		¥16,848		¥16,651

Notes receivable (Note 5)	23		10		11

Loans receivable (Notes 2, 3, 6 and 7)	140,224		166,685		154,011

Other current assets	2,215		3,090		2,729

Allowance for loan losses	(6,339)		(8,958)		(7,296)

Total current assets	153,791	92.0	177,676	93.7	166,106	93.5

Fixed Asset:

Tangible fixed assets (Notes 1 and 2)

Land	2,201		1,376		1,388

Other	977		851		898

Total tangible fixed assets	3,179	1.9	2,227	1.2	2,286	1.3

Intangible fixed assets	200	0.1	159	0.1	153	0.1

Investments and other assets (Notes 2 and 6)	11,545		11,369		10,685

Allowance for loan losses	(1,558)		(1,893)		(1,534)

Total investments and other assets	9,987	6.0	9,475	5.0	9,150	5.1

Total fixed assets	13,366	8.0	11,862	6.3	11,590	6.5

Total Assets	¥167,158	100.0%	¥189,539	100.0%	¥177,697	100.0%

(Continued)

Semiannual Financial Report

	September 30,				March 31,

	2001		2002		2002

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions, except percentages)
LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:

Short-term borrowings (Note 2)	¥250		¥1,550		¥1,400

Current portion of long-term borrowings (Note 2)	35,548		47,309		35,348

Current portion of bonds	13,000		5,000		13,000

Commercial paper	—		3,500		—

Accrued income taxes	1,711		2,506		2,067

Accrued bonuses	408		485		253

Warrants	128		119		124

Other current liabilities	1,093		889		1,279

Total current liabilities	52,139	31.2	61,360	32.4	53,472	30.1

Long-term Liabilities:

Bonds	26,500		21,500		26,500

Convertible bond	10,000		10,000		10,000

Long-term borrowings (Note 2)	36,785		52,254		43,810

Accrued retirement benefits–employees	37		—		—

Accrued retirement benefits–directors and statutory auditors	362		335		362

Other long-term liabilities	182		74		121

Total long-term liabilities	73,867	44.2	84,165	44.4	80,793	45.5

Total Liabilities	126,006	75.4	145,525	76.8	134,266	75.6

Shareholders’ Equity (Before rule change):

Common stock	6,571	3.9	—		6,610	3.7

Additional paid-in capital	8,894	5.3	—		8,933	5.0

Legal reserve	400	0.2	—		400	0.2

Retained earnings

General reserve	22,800		—		22,800

Unappropriated retained earnings	2,627		—		5,129

Total retained earnings	25,427	15.2	—	—	27,929	15.7

Unrealized gain (losses) on investment securities	(141)	(0.0)	—	—	(95)	(0.0)

Treasury stock	(1)	(0.0)	—	—	(347)	(0.2)

Total Shareholders’ Equity	41,151	24.6	—	—	43,430	24.4
Shareholders’ Equity (After rule change):

Common stock	—	—	6,610	3.5	—	—

Additional paid-in capital	—	—	8,933	4.7	—	—

Retained earnings

Legal reserve	—		400		—

General reserve	—		26,800		—

Unappropriated retained earnings	—		3,056		—

Total retained earnings	—	—	30,257	16.0	—	—

Unrealized gain (losses) on investment securities	—	—	(213)	(0.1)	—	—

Treasury stock	—	—	(1,575)	(0.9)	—	—

Total Shareholders’ Equity	—	—	44,013	23.2	—	—

Total Liabilities and Shareholders’ Equity	¥167,158	100.0%	¥189,539	100.0%	¥177,697	100.0%

Semiannual Financial Report

(ii)	Non-Consolidated Statements Of Income

	For the Six Months Ended September 30,				For the Year Ended
					March 31,

	2001		2002		2002

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions, except percentages)
Operating revenues:

Interest income from loans receivable	¥16,379		¥19,114		¥34,343

Other financial income	2		0		4

Other interest income	1,019		1,148		2,052

Total revenues	17,401	100.0	20,263	100.0	36,401	100.0

Operating expenses:

Financial costs	1,841		1,853		3,641

Other operating expenses (Note 5)	11,249		13,954		23,038

Total operating expenses	13,091	75.2	15,807	78.0	26,679	73.3

Operating income	4,310	24.8	4,455	22.0	9,721	26.7

Other income (Note 1)	26	0.1	46	0.2	60	0.2

Other expenses (Note 2)	335	1.9	51	0.2	349	1.0

Ordinary income	4,001	23.0	4,450	22.0	9,431	25.9

Special income (Note 3)	18	0.1	116	0.5	80	0.2

Special expenses (Note 4)	394	2.3	384	1.9	780	2.1

Income before income taxes	3,624	20.8	4,182	20.6	8,731	24.0

Income taxes:

Current	1,708	9.8	2,508	12.4	4,028	11.1

Deferred	(146)	(0.9)	(713)	(3.6)	(276)	(0.8)

Net income	2,062	11.9	2,387	11.8	4,978	13.7

Unappropriated retained earnings at beginning of period	564		669		564

Semiannual dividend paid	—		—		413

Unappropriated retained earnings at end of period	¥2,627		¥3,056		¥5,129

Semiannual Financial Report

SIGNIFICANT ITEMS RELATING TO THE PREPARATION OF SEMIANNUAL NON-CONSOLIDATED FINANCIAL
STATEMENTS

1.	Valuation and computation of assets
(1)	Investment securities

(i)	Investment in subsidiaries and affiliates
Cost method, cost being determined by the moving average method.

(ii)	Other securities
Marketable securities
Market value is determined by the quoted price at the end of the semiannual period
(Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported in a separate component of shareholders’ equity. Cost of securities sold is computed using the moving average method.)

Securities without market quotation
Cost method, cost being determined by the moving average method.

(2)	Derivatives:
Market value method

2.	Depreciation of fixed assets

(1)	Tangible fixed assets
Depreciation of tangible fixed assets other than buildings newly acquired after April 1, 1998 is computed on the declining-balance method by using rates based on the estimated useful lives of the respective assets, and depreciation of building newly acquired is computed on the straight-line method.

(2)	Intangible fixed assets
Costs of software used for NISSIN’s operation are amortized on the straight-line method over 5 years, which is the estimated useful life.

(3)	Long-term prepaid expenses
Long-term prepaid expenses are amortized on the straight-line method.

3.	Allowance for loan losses and accrued expenses
(1)	Allowance for loan losses
The allowance for loan losses is maintained at a level that is adequate to provide for the amount for loan losses calculated by applying a charge-off ratio based on collection experience in past for general loans, plus individually estimated uncollectible amounts to doubtful loans.

(2)	Accrued bonus
Accrued bonus is provided for the payment of employees’ bonus based on estimated amounts of future payments attributed to the current semiannual period.

(3)	Accrued retirement benefits — directors and statutory auditors
Accrued retirement benefits of the NISSIN’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at the balance sheet date. This amount is determined in accordance with NISSIN’s internal rules.

Semiannual Financial Report

4.	Accounting for lease transactions
Finance leases, except those leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

5.	Hedging activities
(1)	Accounting for hedging activities
Deferred hedge accounting has been adopted.

(2)	Hedge instruments and hedge items
•	Hedge instruments
Interest rate caps and interest rate swaps
•	Hedge items
Cash flow hedge for interest on borrowings with variable rates

(3)	Hedging policy
In order to reduce its exposure to fluctuations in interest rates on variable rate borrowings, NISSIN utilizes derivative financial instruments such as interest rate swap and interest rate cap contracts.

(4)	Evaluation of hedge effectiveness
NISSIN determines the effectiveness of its hedging transactions based on correlation between indicated rates of hedge instrument and hedge item.

6.	Other significant accounting policies for the preparation of semiannual non-consolidated financial statements
(1)	Interest income from loans receivable
Interest income from loans receivable is recognized on an accrual basis.
However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Restriction Law in Japan.

(2)	Accounting treatment of consumption taxes
Consumption taxes are excluded from transaction amounts. Consumption taxes not subject to the exclusion are treated as expense for the semiannual period.

ADDITIONAL INFORMATION

(Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc.)
On February 21, 2002, ASB Statement No.1, “Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc”, went into effect as of April 1, 2002. The adoption of ASB Statement No. 1 did not have a material effect on NISSIN’s non-consolidated financial position and results of operations.

(Semiannual Non-consolidated Balance Sheet)
Due to the modification of the Regulation Concerning the Terminology, Forms and Preparation Methods of the Semiannual Financial Statements, the Japanese presentation of additional paid-in capital and retained earnings in semiannual non-consolidated balance sheet has changed as of the current semiannual period.

Semiannual Financial Report

NOTES TO SEMIANNUAL NON-CONSOLIDATED INTRIM FINANCIAL STATEMENTS

(Notes to Semiannual Non-consolidated Balance Sheets)

Note 1.	Accumulated depreciation of tangible assets as of September 30, 2001, September 30, 2002 and March 31, 2002 were ¥1,025 million, ¥1,042 million and ¥1,034 million, respectively.

Note 2.	Assets pledged for short and long-term borrowings as collateral at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Loans receivable	¥63,601	¥47,216	¥47,601

Land	1,072	262	262

Other tangible fixed assets	429	388	360

Investments and other assets	279	110	181

Corresponding borrowings secured by above collateral at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Short-term borrowings	¥250	¥1,100	¥600

Long-term borrowings (Including current portion)	61,045	42,331	44,909

Loans receivable, other than the above, that will be transferred pursuant to forward contracts and the corresponding long-term borrowings including current portion at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Loans receivable	¥5,742	¥7,643	¥4,888

Long-term borrowings (Including current portion)	5,555	7,113	4,788

Deposits as pledges for swap agreements at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Cash and deposits	¥43	¥—	¥—

Investments and other assets	—	—	43

Semiannual Financial Report

Note 3.	Unsecured consumer loans included in Loans receivable at September 30, 2001, September 30, 2002 and March 31, 2002 were ¥45,275 million, ¥45,224 million and ¥46,179 million, respectively.

Note 4.	Commitments and contingencies

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Guarantee for loans outstanding of other alliance company	¥—	¥565	¥—

Guarantee for borrowings of a subsidiary	—	1,200	—

Note 5.	Notes maturing at the end of an accounting period were accounted for at the day of settlement. As the balance sheet date fell on a nonbusiness day for financial institutions, notes maturing on this date have been included in the balance shown in the non-consolidated financial statements.
These amounts at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Notes receivable	¥3	¥—	¥—

Note 6.	According to the requirement of the Nonbank Bond Issuing Law, loans receivable and long-term loans receivable are classified as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
(1) Bankrupt receivables	¥474	¥666	¥529

(2) Delinquent receivables	1,999	1,883	1,521

(3) Delinquent receivables past three months or more	—	—	—

(4) Restructured loans	5,952	9,080	7,570

Total	¥8,427	¥11,629	¥9,621

Notes:	(1)	“Bankrupt receivables”, for which accrued interest is not accounted for as interest income, are delinquent loans for a considerable period and the principle or interest on such loans is unlikely to be recovered due to events occurred which are defined in Japanese Corporation Tax Law (Government Ordinance No. 97, 1965), Regulation 96-1(3) and Regulation 96-1(4).

	(2)	“Delinquent receivables” are loans receivable which accrued interest are not accounted as interest income due to Customers’ delinquency, excluding loans receivables in mentioned (1), (4).

	(3)	“Delinquent receivables past three months or more” are loans receivable about which the payments of principal and interest have been delayed for three months and more, excluding loans receivables in mentioned (1), (2).

	(4)	“Restructured loans” are loans receivable for which NISSIN reached an agreement with the debtors about the favorable treatments such as a reduction and exemption of the interest rate, grace of a principal and interest payments, desertion of receivables and others in order to reorganize the debtors’ company and support their financial conditions, excluding loans receivables in mentioned (1), (2), (3).

Semiannual Financial Report

Note 7.	The balances of loans outstanding under revolving contracts included in Loans receivable at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Loans outstanding under revolving contact	¥57,659	¥62,538	¥62,214

Under the terms and conditions of NISSIN’s revolving credit line agreements, NISSIN may, but is not committed to, lend funds to customers. NISSIN reviews credit lines based on account usage and customer creditworthiness.

NISSIN’s unfunded credit lines on September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Unfunded credit lines	¥36,651	¥37,669	¥37,504

Unfunded credit lines without loans outstanding	28,137	29,552	29,042

A certain portion of revolving agreements lapses without ever being used. Therefore, the amount of unfunded credit lines will not necessarily affect future cash flow of NISSIN.

Semiannual Financial Report

(Notes to Semiannual Non-consolidated Income Statement)

Note 1.	Main items of other income for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 were as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2001	2002	2002

	(in millions)
Other income:

Interest from securities	¥0	¥—	¥0

Dividends	17	15	30

Insurance dividend income	—	10	—

Interest income from loans to affiliates	—	15	6

Note 2.	Main items of other expenses for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 were as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2001	2002	2002

	(in millions)
Other expenses:

Interest payments other than borrowing for loans receivable	¥16	¥—	¥16

Bond issuance costs	281	—	282

Stock issuance costs	31	24	35

Penalty for cancellation of office rental agreement	—	20	—

Note 3.	Main items of special income for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 were as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2001	2002	2002

	(in millions)
Special income:

Gains on sale of property and equipment (land)	¥18	¥9	¥43

Gains on sale of investments securities	—	106	17

Semiannual Financial Report

Note 4.	Main items of the special expenses for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 were as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2001	2002	2002

	(in millions)
Special expenses:

Loss on sale of property and equipment:

Land	¥0	¥—	¥254

Building	0	—	16

Loss on disposal of property and equipment	59	26	85

Loss on sale of investments securities	16	45	56

Impairment loss in investment securities	309	295	294

Note 5.	Details of depreciation and amortization expenses for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 were as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2001	2002	2002

	(in millions)
Depreciation and amortization expenses:

Tangible fixed assets	¥63	¥51	¥122

Intangible fixed assets	0	3	2

Semiannual Financial Report

(Lease)

Finance leases, except those leases for which the ownership of the leased assets is considered to be transferred to the lessee, were as follows:

(1)	Equivalents of acquisition costs, accumulated depreciation and book value at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Equipment:

Acquisition cost equivalent	¥2,376	¥2,191	¥1,701

Accumulated depreciation equivalent	(1,618)	(1,063)	(1,135)

Book value equivalent	758	1,127	565

Software:

Acquisition cost equivalent	1,208	1,771	1,782

Accumulated depreciation equivalent	(661)	(920)	(831)

Book value equivalent	546	851	950

Total:

Acquisition cost equivalent	3,585	3,963	3,483

Accumulated depreciation equivalent	(2,280)	(1,984)	(1,967)

Book value equivalent	¥1,304	¥1,979	¥1,516

(2)	The amount of outstanding future lease payments at September 30, 2001, September 30, 2002 and March 31, 2002 were as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Due within one year	¥668	¥683	¥664

Due after one year	686	1,323	892

Total	¥1,354	¥2,007	¥1,556

(3)	Lease payment, amortization expense equivalent and interest expense equivalent for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 were as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2001	2002	2002

	(in millions)
Lease payments	¥418	¥440	¥834

Amortization expense equivalent	387	412	775

Interest expense equivalent	25	22	47

(4)	The method to calculate amortization expense equivalent and interest expense equivalent of lease property are as follows:

•	Amortization expense equivalent is calculated by the straight-line method with no residual value. The amortization is

Semiannual Financial Report

over the period of the lease contract.

•	Interest expense equivalent is calculated as the difference between the total lease payments and the acquisition costs equivalent of the leased property, with the amount allocated to each accounting period using the interest method.

(Investment Securities)

All investments in subsidiaries or affiliates were securities without market quotation at September 30, 2001 and March 31, 2002. Investment in an affiliate for which market quotation was available at September 30, 2002 were as follows:

	September 30, 2002

	Carrying Value	Market Value	Deference

	(in millions)
Investment in an affiliate	¥512	¥310	¥(202)

(Per Share Data)

Per share data are omitted since that is disclosed in semiannual consolidated financial statements.

Semiannual Financial Report

(Significant Subsequent Events)

The followings significant subsequent events occurred for the six months ended September 30, 2001 during the period from October 1, 2001 to the submission date of the previous Semiannual Financial Report.

The Company’s Board of Directors approved two-for-one stock split on November 12, 2001. The details were as follows:

(1)	Stock split ratio:	Two-for-one stock split for the shareholders recorded on the Register of Shareholders as of March 31, 2002.

(2)	The type of the newly issued shares subject to stock split:	Common stock shares

(3)	The number of newly issued shares subject to stock split:	The number of the issued common stock as of March 31, 2002

(4)	Stock split date:	May 21, 2002

(5)	Dividend paid for the period from:	April 1, 2002

The followings significant subsequent events occurred for the six months ended September 30, 2002 during the period from October 1, 2002 to the submission date of the current Semiannual Financial Report.

NISSIN issued 5th domestic unsecured bonds upon approval by the Board of Directors on September 24, 2002.

Total amount of issue:	¥5 billion

Issue price:	At par

Interest rate:	2.35% per annum

Payment date:	November 1, 2002

Redemption date:	November 1, 2005

Use of proceeds:	Working capital

The followings significant subsequent events occurred for the six months ended September 30, 2001 during the period from October 1, 2001 to the submission date of the previous Annual Financial Report.

1.	The Company’s Board of Directors approved two-for-one stock split on November 12, 2001. The details were as follows:

(1)	Stock split ratio:	Two-for-one stock split for the shareholders recorded on the Register of Shareholders as of March 31, 2002.

(2)	The type of the newly issued shares subject to stock split:	Common stock shares

(3)	The number of newly issued shares subject to stock split:	33,156,014 shares

(4)	Stock split date:	May 21, 2002

(5)	Dividend paid for the period from:	April 1, 2002

Semiannual Financial Report

2.	Stock options could be issued as follows upon the approval of the Board of Directors on May 13, 2002 and the approval of shareholders at Annual Shareholders’ Meeting on June 22, 2002 for incentive of employees (see ITEM 4-1(2) stock option 1):

(1)	Grant for:	Grantee is generally a director, statutory auditor, employee or advisor of the Company and or temporary staff of the Company with tenure of over one year.

(2)	Description of share	Common stock shares

(3)	Maximum number of common stock shares issuable upon exercise (shares)	1,500,000

(4)	Amount to be paid in upon stock option exercise (Yen per share)	The amount to be paid upon the exercise of a stock option shall be an amount obtained by multiplying the closing price of a share of common stock of the Company on the Tokyo Stock Exchange on the day immediately before the approval date (if the closing price is not available on that day, the closing price on the immediately preceding day; the same applies hereinafter) by 1.10 and the number of shares to be issued or transferred upon exercise of each new share subscription right, with any fraction of one yen rounded upward to the nearest yen; provided, however, that the Paid-in Amount shall not fall below an amount obtained by multiplying the closing price of a share of common stock of the Company on the Tokyo Stock Exchange on the issue date of the stock option by the number of shares to be issued or transferred upon exercise of each stock option unit.

(5)	Exercise period	Until three years from the month following the month of the approval date

(2) OTHER

The amount of semiannual dividends per share was approved by the Board of Directors on November 5, 2002 as follows.

Total amount of semiannual dividends (in million)	¥420

Semiannual dividends per share (Yen)	¥6.50

Payment date	From December 10, 2002

The semiannual dividends will be paid to shareholders of record in the Register of Stockholders as of September 30, 2002.

Semiannual Financial Report

ITEM 6. REFERENCE INFORMATION FOR NISSIN

The following documents were submitted to Director of Kanto local Finance Bureau from April 1, 2002 to the submission date of the current semiannual financial report.

(1)	Annual Financial Report and Attachment for the year ended March 31, 2002 was submitted on June 24, 2002.

(2)	Security Registration Statement for Stock Option and Attachment was submitted on September 2, 2002.

(3)	Amended Security Registration Statement for Stock Option was submitted on September 10, 2002.

(4)	Security Issuance Registration Statement for Bond was submitted on September 27, 2002.

(5)	Supplemental Security Issuance Registration Statement for Bond and Attachment was submitted on October 10, 2002.

(6)	Amended Security Issuance Registration Statements for Bond were submitted on June 24, 2002, July 22, 2002, July 23, 2002, July 26, 2002, August 2, 2002, August 6, 2002 and October 7, 2002, respectively.

(7)	Temporary Report for Public Offering based on Article 19 -1 and Article 19-2(1) of Cabinet Office Ordinance was submitted on June 22, 2002.

(8)	Amended Temporary Reports for Public Offering based on Article 19 -1 and Article 19-2(1) of Cabinet Office Ordinance were submitted on July 23, 2002, July 26, 2002, August 2, 2002 and August 6, 2002, respectively.

(9)	Purchase Report of Treasury Stock for period from February 27, 2002 to May 26, 2002 was submitted on May 30, 2002.

Purchase Report of Treasury Stock for period from May 27, 2002 to June 22, 2002 was submitted on June 24, 2002.

Purchase Report of Treasury Stock for period from June 22, 2002 to June 30, 2002 was submitted on July 8, 2002.

Purchase Report of Treasury Stock for period from July 1, 2002 to July 31, 2002 was submitted on August 5, 2002.

Purchase Report of Treasury Stock for period from August 1, 2002 to August 31, 2002 was submitted on September 5, 2002.

Purchase Report of Treasury Stock for period from September 1, 2002 to September 30, 2002 was submitted on October 4, 2002.

Purchase Report of Treasury Stock for period from October 1, 2002 to October 31, 2002 was submitted on November 8, 2002.

Semiannual Financial Report

SECOND SECTION: GUARANTOR COMPANY OF NISSIN

         None

Semiannual Financial Report

Semiannual Audit Report

December 5, 2001

NISSIN CO., LTD

President & Director Kunihiko Sakioka

Sanyu & Co.

Representative partner: Keisuke Takase

Engagement Partner: Tomohiro Koto

Pursuant to Article 193-2 of the “Securities and Exchange Law”, we have performed semiannual audit procedures to the semiannual consolidated financial statements, namely the semiannual consolidated balance sheet, the semiannual consolidated statement of income and retained earnings, and the semiannual consolidated statement of cash flows of NISSIN Co., LTD. included in “Financial Statements” for the semiannual consolidation accounting period from April 1, 2001 to September 30, 2001 of the consolidation accounting term from April 1, 2001 to March 31, 2002.

Our semiannual audit procedures were in accordance with semiannual auditing standards generally accepted and all relevant auditing procedures were carried out as are normally required for a semiannual audit. This means that we have omitted certain audit procedures normally required for an audit of annual consolidated financial statements in accordance with Paragraph 2 of the semiannual auditing standards for fieldwork. We performed audit procedures which consisted mainly of an analytical review, inquires of the Company personnel and inspections of documents relating to the accounts of the consolidated subsidiaries and other in accordance with Paragraph 3 of the semiannual auditing standards for fieldwork.

As a result of our semiannual audit procedures, it is our opinion that the accounting policies and treatments adopted by the Company in the preparation of the semiannual consolidated financial statements referred to above are in accordance with accounting principles generally accepted, and that such accounting policies are consistent with those applied in the prior consolidation accounting term. It is also our opinion that the presentation of these semiannual consolidated financial statements is in conformity with “Regulations Concerning the Terminology, Forms and Preparation Methods of the Semiannual Consolidated Financial Statements” (Ministry of Finance Ordinance No. 24, 1999).

Accordingly, it is our opinion that the aforementioned semiannual consolidated financial statements present useful information regarding the consolidated financial position of the Company and its consolidated subsidiaries as of September 30, 2001, and the consolidated results of their operations and their consolidated cash flows for the semiannual consolidation accounting period then ended.

We have no interest in the Company that should be disclosed pursuant to the provision of the Certified Public Accountants Law.

Semiannual Financial Report

Semiannual Audit Report

December 5, 2002

NISSIN CO., LTD

President & Director Kunihiko Sakioka

Sanyu & Co.

Representative partner: Keisuke Takase

Engagement Partner: Tomohiro Koto

Pursuant to Article 193-2 of the “Securities and Exchange Law”, we have performed semiannual audit procedures to the semiannual consolidated financial statements, namely the semiannual consolidated balance sheet, the semiannual consolidated statement of income and retained earnings, and the semiannual consolidated statement of cash flows of NISSIN Co., LTD. included in “Financial Statements” for the semiannual consolidation accounting period from April 1, 2002 to September 30, 2002 of the consolidation accounting term from April 1, 2002 to March 31, 2003.

Our semiannual audit procedures were in accordance with semiannual auditing standards generally accepted and all relevant auditing procedures were carried out as are normally required for a semiannual audit. This means that we have omitted certain audit procedures normally required for an audit of annual consolidated financial statements in accordance with Paragraph 2 of the semiannual auditing standards for fieldwork. We performed audit procedures which consisted mainly of an analytical review, inquires of the Company personnel and inspections of documents relating to the accounts of the consolidated subsidiaries and other in accordance with Paragraph 3 of the semiannual auditing standards for fieldwork.

As a result of our semiannual audit procedures, it is our opinion that the accounting policies and treatments adopted by the Company in the preparation of the semiannual consolidated financial statements referred to above are in accordance with accounting principles generally accepted, and that such accounting policies are consistent with those applied in the prior consolidation accounting term except for the change of accounting principle as discussed in the following paragraph. It is also our opinion that the presentation of these semiannual consolidated financial statements is in conformity with “Regulations Concerning the Terminology, Forms and Preparation Methods of the semiannual consolidated Financial Statements” (Ministry of Finance Ordinance No. 24, 1999).

As discussed in “Significant Items Relating to the Preparation of Semiannual Consolidated Financial Statements” 4 (3), the Company has changed an accounting principle regarding guarantee transactions from the current semiannual consolidated financial statements. Since guaranteed amounts tend to increase and guarantee loss was actually occurred during the current period, the Company began to record allowance for guarantee to provide for the future losses generated from guarantee transactions. We believe that the change in an accounting principle is reasonable. As a result of the accounting change, the ordinary income and the income before income taxes decreased ¥18 million and ¥31 million, respectively.

Accordingly, it is our opinion that the aforementioned semiannual consolidated financial statements present useful information regarding the consolidated financial position of the Company and its consolidated subsidiaries as of September 30, 2001, and the consolidated results of their operations and their consolidated cash flows for the semiannual consolidation accounting period then ended.

We have no interest in the Company that should be disclosed pursuant to the provision of the Certified Public Accountants Law

Semiannual Financial Report

Semiannual Audit Report

December 5, 2001

NISSIN CO., LTD

President & Director Kunihiko Sakioka

Sanyu & Co.

Representative partner: Keisuke Takase

Engagement Partner: Tomohiro Koto

Pursuant to Article 193-2 of the “Securities and Exchange Law”, we have performed semiannual audit procedures to the semiannual financial statements, namely the semiannual balance sheet and the semiannual statement of income of NISSIN Co., LTD. (“NISSIN”) included in “Financial Statements” for the semiannual accounting period from April 1, 2001 to September 30, 2001 of the accounting term from April 1, 2001 to March 31, 2002.

Our semiannual audit procedures were in accordance with generally accepted semiannual auditing standards and all relevant auditing procedures were carried out as are normally required for a semiannual audit. This means that we have omitted certain audit procedures normally required for an audit of annual financial statements in accordance with Paragraph 2 of the semiannual auditing standards for fieldwork

As a result of our semiannual audit procedures, it is our opinion that the accounting policies and treatments adopted by NISSIN in the preparation of the semiannual financial statements referred to above are in accordance with accounting principles generally accepted, and that such accounting policies are consistent with those applied in the prior accounting period. It is also our opinion that the presentation of these semiannual financial statements is in conformity with “Regulations Concerning the Terminology, Forms and Preparation Methods of the Semiannual Financial Statements” (Ministry of Finance Ordinance No. 38, 1977).

Accordingly, it is our opinion that the aforementioned semiannual financial statements present useful information regarding the financial position of NISSIN as of September 30, 2001, and the results of their operations for the semiannual accounting period then ended.

We have no interest in NISSIN that should be disclosed pursuant to the provision of the Certified Public Accountants Law.

Semiannual Financial Report

Semiannual Audit Report

December 5, 2002

NISSIN CO., LTD

President & Director Kunihiko Sakioka

Sanyu & Co.

Representative partner: Keisuke Takase

Engagement Partner: Tomohiro Koto

Pursuant to Article 193-2 of the “Securities and Exchange Law”, we have performed semiannual audit procedures to the semiannual financial statements, namely the semiannual balance sheet and the semiannual statement of income of NISSIN Co., LTD. (“NISSIN”) included in “Financial Statements” for the semiannual accounting period from April 1, 2002 to September 30, 2002 of the accounting term from April 1, 2002 to March 31, 2003.

Our semiannual audit procedures were in accordance with generally accepted semiannual auditing standards and all relevant auditing procedures were carried out as are normally required for a semiannual audit. This means that we have omitted certain audit procedures normally required for an audit of annual financial statements in accordance with Paragraph 2 of the semiannual auditing standards for fieldwork

As a result of our semiannual audit procedures, it is our opinion that the accounting policies and treatments adopted by NISSIN in the preparation of the semiannual financial statements referred to above are in accordance with accounting principles generally accepted, and that such accounting policies are consistent with those applied in the prior accounting period. It is also our opinion that the presentation of these semiannual financial statements is in conformity with “Regulations Concerning the Terminology, Forms and Preparation Methods of the Semiannual Financial Statements” (Ministry of Finance Ordinance No. 38, 1977).

Accordingly, it is our opinion that the aforementioned semiannual financial statements present useful information regarding the financial position of NISSIN as of September 30, 2001, and the results of their operations for the semiannual accounting period then ended.

We have no interest in NISSIN that should be disclosed pursuant to the provision of the Certified Public Accountants Law.